UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Caterpillar Inc.
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100 NE Adams Street
Peoria, Illinois  61629

Notice of Annual Meeting of Stockholders
Wednesday, June 11, 2008
1:30 p.m. - Central Daylight Time

Northern Trust Building
50 South LaSalle Street
Chicago, Illinois 60675

May 2, 2008
Fellow stockholder:

On behalf of the board of directors, you are cordially invited to attend the 2008 Caterpillar Inc. annual meeting of stockholders (annual meeting) to:

▪	Elect directors.
▪	Ratify Independent Registered Public Accounting Firm.
▪	Act on stockholder proposals, if properly presented.
▪	Conduct any other business properly brought before the meeting.

We have elected to furnish materials for the 2008 annual meeting to stockholders via the Internet.  We believe the use of the Securities and Exchange Commission (SEC) e-proxy rule will expedite stockholders’ receipt of the 2008 Proxy Statement, 2007 Annual Report and 2007 Sustainability Report (proxy materials) and lower the costs and reduce the environmental impact of our annual meeting.  On May 2, 2008, we mailed a notice of Internet availability (notice) to most stockholders containing instructions on how to access the proxy materials and to vote online.  All other stockholders were sent a copy of the proxy materials by mail or e-mail.  See page 1 of this proxy statement for more information on e-proxy and instructions on how you can (i) receive a paper copy of the proxy materials if you received a notice by mail, or (ii) elect to receive your proxy materials over the Internet or by e-mail, if you received them by mail this year.

You must have an admission ticket to attend.  Procedures for requesting the admission ticket are detailed on page 52 of this proxy statement.  Attendance and voting is limited to stockholders of record at the close of business on April 14, 2008.

Sincerely yours,

James W. Owens Chairman

Table of Contents

Part One – Information about E-proxy, Meeting Attendance and Voting Matters
Internet Availability of Proxy Materials
Frequently Asked Questions regarding Meeting Attendance and Voting

Part Two – Corporate Governance Information
Corporate Governance Guidelines
Composition of the Board
Related Party Transaction Approval Process
Director Independence Determinations
Board Meetings, Communications and Committees
Communication with the Board
Code of Ethics
Audit Committee Report
Audit Fees and Approval Process
Governance Committee

Part Three – Proposals to be Voted on at the 2008 Annual Meeting
Company Proposals
Proposal 1 –	Election of Directors
Proposal 2 –	Ratification of Independent Registered Public Accounting Firm
Stockholder Proposals
Proposal 3 –	Annual Election of Directors
Caterpillar Response
Proposal 4 –	Director Election Majority Vote Standard
Caterpillar Response
Proposal 5 –	Foreign Military Sales
Caterpillar Response

Part Four – Other Important Information
Persons Owning More than Five Percent of Caterpillar Common Stock
Caterpillar Common Stock Owned by Executive Officers and Directors
Compensation
Compensation Discussion and Analysis
Executive Compensation Tables
Director Compensation
Compensation Committee Report
Other Matters
Section 16(a) Beneficial Ownership Reporting Compliance
Matters Raised at the Meeting not Included in this Statement
Admission & Ticket Request Procedure

i

PART ONE – Information about E-proxy, Meeting Attendance and Voting Matters

Internet Availability of Proxy Materials

As permitted by rules adopted by the SEC in 2007, Caterpillar Inc. (Caterpillar or the company) is providing the proxy materials for our 2008 annual meeting to stockholders electronically via the Internet.  On May 2, 2008, we initiated delivery of proxy materials to our stockholders of record as of the close of business on April 14, 2008 via 1) a notice containing instructions on how to access proxy materials online, 2) paper copy mailing or 3) e-mail distribution.  If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail.  Instead, the notice we sent provides instructions on how to access and review all of the important information contained in the proxy materials.  The notice also provides instructions on how you may submit your proxy over the Internet or by telephone.  If you received a notice by mail and would like to receive a printed copy of our proxy materials or elect to receive the materials via e-mail in the future, please follow the instructions included in the notice.  If you received a printed copy of proxy materials by mail and would like to register to receive a notice of Internet availability of proxy materials or an e-mail regarding availability of proxy materials in the future, you can do so by any of the following methods:

▪	Internet – Access the Internet and go to www.eproxyaccess.com/cat.

▪	Telephone – Call us free of charge at 1-866-580-7648 from within the United States or Canada.

▪
E-mail – Send us an e-mail at cat@eproxyaccess.com, using the control number on the card as the subject line, and state whether you wish to receive a paper or e-mail copy of the proxy materials and whether your request is for this meeting only or all future meetings.

Frequently Asked Questions regarding Meeting Attendance and Voting

Q:	Why am I receiving this proxy statement?

A:
You have received these proxy materials because Caterpillar’s board of directors (board) is soliciting your proxy to vote your shares at the annual meeting.  This proxy statement includes information that we are required to provide to you under SEC rules and is designed to assist you in voting your shares.

Q:	What is e-proxy and why did Caterpillar choose to use it this year?

A:
New rules adopted by the SEC in 2007 allow companies to choose the method for delivery of proxy materials to stockholders.  For most stockholders, we have elected to mail a notice regarding the availability of proxy materials rather than sending a full set of these materials in the mail.  We believe utilizing the notice method of delivery under the e-proxy rules will expedite receipt of proxy materials by our stockholders and lower the costs and reduce the environmental impact of our annual meeting.

Q:	Who can attend the annual meeting of stockholders?

A:	Anyone wishing to attend the annual meeting must have an admission ticket issued in his or her name. Admission is limited to:

▪	Stockholders of record on April 14, 2008 and one immediate family member guest.
▪	Authorized proxy holder of a stockholder of record.
▪	Authorized representative of a stockholder of record who has been designated to present a stockholder proposal.

You must provide evidence of your ownership of shares with your ticket request.  The specific requirements for obtaining an admission ticket are specified in the “Admission & Ticket Request Procedure” on page 52.

Q:	What is a stockholder of record?

A:
A stockholder of record or registered stockholder is a stockholder whose ownership of Caterpillar stock is reflected directly on the books and records of our transfer agent, BNY Mellon Shareowner Services (transfer agent).  If you hold stock through a bank, broker or other intermediary, you hold your shares in street name and are not a stockholder of record. For shares held in street name, the record owner of the shares is your bank, broker or other intermediary.  Caterpillar only has access to ownership records for the registered shares.  So, if you are not a registered stockholder, the company needs additional documentation to evidence your stock ownership as of the record date – such as a copy of your brokerage account statement, a letter from your broker, bank or other nominee or a copy of your voting instruction card.

Q:	When is the record date and who is entitled to vote?

A:
The board set April 14, 2008 as the record date for the 2008 annual meeting.  Holders of Caterpillar common stock on that date are entitled to one vote per share.  As of April 14, 2008, there were 615,133,255 shares of Caterpillar common stock outstanding.

A list of all registered holders will be available for examination by stockholders during normal business hours at 100 NE Adams Street, Peoria, Illinois 61629, at least ten days prior to the annual meeting and will also be available for examination at the annual meeting.

Q:	How do I vote?

A:	You may vote by any of the following methods:

▪	In person – stockholders of record who obtain an admission ticket (following the specified procedure) and attend the meeting will receive a ballot for voting.
▪	By mail – using the proxy and/or voting instruction card provided.
▪	By phone or via the Internet – following the instructions on your notice card, proxy and/or voting instruction card or e-mail notice.

If you vote by phone or via the Internet, please have your notice card or proxy and/or voting instruction card available.  The control number appearing on your card is necessary to process your vote.  A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned the card by mail.

Q:	How can I authorize someone else to attend the meeting or vote for me?

A:
Stockholders of record can authorize someone other than the individual(s) named on the proxy and/or voting instruction card to vote on their behalf by crossing out the individual(s) named on the card and inserting the name of the individual being authorized or by providing a written authorization to the individual being authorized to attend or vote.

Street name holders can contact their broker to obtain documentation with authorization to attend or vote at the meeting.

To obtain an admission ticket for an authorized proxy representative, see the requirements specified in the “Admission & Ticket Request Procedure” on page 52.

Q:	How can I change or revoke my vote?

A:
For stockholders of record: You may change or revoke your vote by submitting a written notice of revocation to Caterpillar Inc. c/o the Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629 or by submitting another vote on or before June 11, 2008 (including a vote via the Internet or by telephone).  For all methods of voting, the last vote cast will supersede all previous votes.

For holders in street name: You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.

Q:	Is my vote confidential?

A:
Yes. Proxy cards, ballots and Internet or telephone votes that identify stockholders are kept confidential. There are exceptions for contested proxy solicitations or when necessary to meet legal requirements.  Innisfree M&A, the independent proxy tabulator used by Caterpillar, counts the votes and acts as the inspector of election for the annual meeting.

Q:	What is the quorum for the meeting?

A:
A quorum of stockholders is necessary to hold a valid meeting.  For Caterpillar, at least one-third of all stockholders must be present in person or by proxy at the annual meeting to constitute a quorum.  Abstentions and broker non-votes are counted as present for establishing a quorum.  A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Q:	What vote is necessary for action to be taken on proposals?

A:
Directors are elected by a plurality vote of the shares present at the meeting, meaning that director nominees with the most affirmative votes are elected to fill the available seats.  All other actions require an affirmative vote of the majority of shares present or represented at the meeting.  Abstentions and broker non-votes have the effect of a vote against matters other than director elections.

Votes submitted by mail, telephone or Internet will be voted by the individuals named on the card or notice (or the individual properly authorized) in the manner indicated.  If you do not specify how you want your shares voted, they will be voted in accordance with management’s recommendations.  If you hold shares in more than one account, you must vote each proxy and/or voting instruction card you receive to ensure that all shares you own are voted.

Q:	When are stockholder proposals due for the 2009 annual meeting?

A:
To be considered for inclusion in the 2009 proxy statement, stockholder proposals must be received in writing no later than January 2, 2009.  Stockholder proposals should be sent to Caterpillar Inc. by mail c/o the Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629.

Q:	What does it mean if I receive more than one proxy card?

A:
Whenever possible, registered shares and plan shares for multiple accounts with the same registration will be combined into the same card.  Shares with different registrations cannot be combined and as a result, the stockholder may receive more than one proxy card.  For example, registered shares held individually by John Smith will not be combined on the same proxy card as registered shares held jointly by John Smith and his wife.

Street shares are not combined with registered or plan shares and may result in the stockholder receiving more than one proxy card.  For example, street shares held by a broker for John Smith will not be combined with registered shares for John Smith.

If you hold shares in more than one account, you must vote for each notice, proxy and/or voting instruction card or e-mail notification you receive that has a unique control number to ensure that all shares you own are voted.

If you receive more than one card for accounts that you believe could be combined because the registration is the same, contact our stock transfer agent (for registered shares) or your broker (for street shares) to request that the accounts be combined for future mailings.

Q:	Who pays for the solicitation of proxies?

A:
Caterpillar pays the cost of soliciting proxies.  Proxies will be solicited on behalf of the board of directors.  This solicitation is being made by mail, but also may be made by telephone or in person.  We have hired Innisfree M&A Incorporated for $15,000, plus out-of-pocket expenses, to assist in the solicitation.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes.

Q:	Are there any matters to be voted on at the meeting that are not included in this proxy statement?

A:
We do not know of any matters to be acted upon at the meeting other than those discussed in this proxy statement.  If any other matter is properly presented, proxy holders will vote on the matter in their discretion.

Under Caterpillar bylaws, a stockholder may bring a matter to vote at the annual meeting by giving adequate notice to Caterpillar Inc. by mail c/o the Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629.  To qualify as adequate, the notice must contain information specified in our bylaws and be received by us not less than 45 days nor more than 90 days prior to the annual meeting.  However, if less than 60 days notice of the annual meeting date is given to stockholders, notice of a matter to be brought before the annual meeting may be provided to us up to the 15th day following the date the notice of the annual meeting was provided.

Q:	Can I submit a question in advance of the annual meeting?

A:
Stockholders wishing to submit a question for consideration in advance of the annual meeting may do so by sending an e-mail to the Corporate Secretary at Directors@CAT.com or by mail to Caterpillar Inc. c/o the Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629.  At the annual meeting, the chairman will alternate taking live questions with questions submitted in advance.

PART TWO – Corporate Governance Information

Corporate Governance Guidelines

Our board has adopted Guidelines on Corporate Governance Issues (guidelines), which are available on our Internet site (www.CAT.com/governance) and also available in print upon written request to Caterpillar Inc. c/o the Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629.  These guidelines reflect the board’s commitment to oversee the effectiveness of policy and decision-making both at the board and management level, with a view to enhancing stockholder value over the long term.

Composition of the Board

Structure
Our board consists of fourteen directors and is divided into three classes for purposes of election.  One class is elected at each annual meeting to serve for a three-year term.  With the exception of the Chairman, all directors are independent as determined in accordance with the New York Stock Exchange (NYSE) listing standards and the categorical standards described under “Director Independence Determinations” on page 7.

Directors elected at the 2008 annual meeting will hold office for a three-year term expiring at the 2011 annual meeting.  Directors in the other two classes will continue in office for the remainder of their terms.  See pages 14 and 15 for proposal information regarding directors up for election this year.

If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the board or, as an alternative, the board may reduce the number of directors to be elected at the meeting.

The current composition of the board classes is as follows:

Class I – Directors nominated for election this year

▪
W. FRANK BLOUNT, 69, Chairman and CEO of JI Ventures, Inc. (venture capital).  Other directorships: Alcatel-Lucent S.A.; Entergy Corporation; and KBR, Inc.  Mr. Blount has been a director of the company since 1995.

▪	JOHN R. BRAZIL, 62, President of Trinity University (San Antonio, Texas). Dr. Brazil has been a director of the company since 1998.

▪
EUGENE V. FIFE, 67, Managing Principal of Vawter Capital LLC (private investment).  Mr. Fife served as the interim CEO and President of Eclipsys Corporation (healthcare information services) from April to November of 2005.  He currently serves as the non-executive Chairman of Eclipsys Corporation.  Mr. Fife has been a director of the company since 2002.

▪
GAIL D. FOSLER, 60, President and Trustee of The Conference Board (research and business membership).  Prior to her current position, Ms. Fosler served as Chief Economist, Executive Vice President and Senior Vice President of The Conference Board.  Other directorship:  Baxter International Inc.  Ms. Fosler has been a director of the company since 2003.

▪	PETER A. MAGOWAN, 66, President and Managing General Partner of the San Francisco Giants (major league baseball team). Mr. Magowan has been a director of the company since 1993.

Class II – Directors with terms expiring in 2009

▪
DANIEL M. DICKINSON, 46, Managing Partner of Thayer Capital Partners (private equity investment).  Other directorship:  BFI Canada Income Fund.  Mr. Dickinson has been a director of the company since 2006.

▪
DAVID R. GOODE, 67, former Chairman, President and CEO of Norfolk Southern Corporation (holding company engaged principally in surface transportation).  Other directorships: Delta Air Lines, Inc. and Texas Instruments Incorporated.  Mr. Goode has been a director of the company since 1993.

▪
JAMES W. OWENS, 62, Chairman and CEO of Caterpillar Inc. (machinery, engines, and financial products).  Prior to his current position, Mr. Owens served as Vice Chairman and as Group President of Caterpillar.  Other directorships:  Alcoa Inc. and International Business Machines Corporation.  Mr. Owens has been a director of the company since 2004.

▪
CHARLES D. POWELL, 66, Chairman of Capital Generation Partners (asset and investment management), LVMH Services Limited (luxury goods) and Magna Holdings (real estate investment).  Prior to his current positions, Lord Powell was Chairman of Sagitta Asset Management Limited (asset management).  Other directorships: LVMH Moet-Hennessy Louis Vuitton; Mandarin Oriental International Ltd.; Northern Trust Global Services Limited; Textron Corporation; Schindler Holding Ltd.; and Yell Group plc.  Lord Powell has been a director of the company since 2001.

▪
JOSHUA I. SMITH, 67, Chairman and Managing Partner of the Coaching Group, LLC (management consulting).  Other directorships: Federal Express Corporation and The Allstate Corporation.  Mr. Smith has been a director of the company since 1993.

Class III – Directors with terms expiring in 2010

▪
JOHN T. DILLON, 69, former Chairman and CEO of International Paper (paper and forest products).  Mr. Dillon serves as Vice Chairman of Evercore Capital Partners (advisory and investment firm) and Senior Managing Director of the firm's investment activities and private equity business.  Other directorships: E. I. du Pont de Nemours and Company; Kellogg Co.; and Vertis Inc.  Mr. Dillon has been a director of the company since 1997.

▪
JUAN GALLARDO, 60, Chairman of Grupo Embotelladoras Unidas S.A. de C.V. (bottling).  Former Vice Chairman of Home Mart de Mexico, S.A. de C.V. (retail trade), former Chairman of Grupo Azucarero Mexico, S.A. de C.V. (sugar mills) and former Chairman of Mexico Fund Inc. (mutual fund).  Other directorships: Grupo Mexico, S.A. de C.V. and Lafarge SA.  Mr. Gallardo has been a director of the company since 1998.

▪
WILLIAM A. OSBORN, 60, Chairman and former CEO of Northern Trust Corporation (multibank holding company) and The Northern Trust Company (bank).  Other directorship: Abbott Laboratories.  Mr. Osborn has been a director of the company since 2000.

▪
EDWARD B. RUST, JR., 57, Chairman, President and CEO of State Farm Mutual Automobile Insurance Company (insurance). He is also President and CEO of State Farm Fire and Casualty Company, State Farm Life Insurance Company and other principal State Farm affiliates as well as Trustee and President of State Farm Mutual Fund Trust and State Farm Variable Product Trust.  Other directorships:  Helmerich & Payne, Inc. and The McGraw-Hill Companies, Inc.  Mr. Rust has been a director of the company since 2003.

Related Party Transaction Approval Process

Caterpillar’s board adopted a written process governing the approval of related party transactions in April 2007.  Under the process, all related party transactions must be approved in advance by the Governance Committee (committee) whenever practicable, and, if not practicable, must be ratified as promptly as practicable thereafter.  Any transactions that are determined to be directly or indirectly material to the company or a related person will be disclosed in the company’s proxy statement.  A related party includes directors and executive officers and their immediate family members.

Prior to entering into such a transaction, the related person must submit a form to the company’s General Counsel providing the details of the proposed transaction and whether (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (ii) the company is a party; or (iii) the related person or his or her immediate family member has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of an entity involved in the transaction).  The General Counsel then determines, based on the facts and circumstances of the transaction, whether the company or the related person has a direct or indirect material interest in the transaction.  If so, the General Counsel submits the form to the committee to consider:

▪	The nature of the related person’s interest in the transaction.

▪	The material terms of the transaction, including, without limitation, the amount and type of transaction.

▪	The importance of the transaction to the related person.

▪	The importance of the transaction to the company.

▪	Whether the transaction would impair the judgment of the director or executive officer to act in the best interest of the company.

▪	The alternatives to entering into the transaction.

▪	Whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally.

▪	The potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts.

▪	The overall fairness of the transaction to the company.

There were no transactions reported under the process for 2007, nor were there any transactions considered by the board that qualified as a related party transaction.

Director Independence Determinations

The Guidelines on Corporate Governance Issues provide that no more than two non-independent directors shall serve on the board at any point in time.  A director is “independent” if he or she has no direct or indirect material relationship with the company or with senior management of the company and their affiliates.  Annually, the board makes an affirmative determination regarding the independence of each director, based upon the recommendation of the Governance Committee (committee).  The board makes its independence determination on a case-by-case basis, after consideration of all relevant facts and circumstances.  However, to assist the board in making the independence determination, the board has adopted the following standards, which conform to and are more exacting than the applicable NYSE rules.  Under these standards, a director shall be considered independent if he or she:

(1)
Has no material relationship with the company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the company, and does not have any relationship that precludes independence under the NYSE director independence standards;

(2)	Is not currently, or within the past five years, employed by the company (or an immediate family member is not currently, or for the past five years, employed as an executive officer of the company);

(3)
Is not a current employee, nor is an immediate family member a current executive officer of, a company that has made payments to, or received payments from, the company for property or services in an amount which, in any of the past five years, exceeds the greater of $1 million or 2 percent of the consolidated gross revenues of that company;

(4)
Has not received, nor has an immediate family member received, direct remuneration in excess of $100,000 from the company in any twelve-month period within the past five years other than director and committee fees and pension or other forms of deferred compensation for prior services;

(5)
Is not currently, nor for the past five years, and an immediate family member is not currently nor for the past five years, affiliated with or employed by a present or former auditor (or an affiliate of such auditor) of the company;

(6)
Is not part of an interlocking directorate in which an executive officer of the company simultaneously served on the compensation committee of another company that employed the director as an executive officer during the last five years;

(7)	Is free of any relationships with the company that may impair, or appear to impair his or her ability to make independent judgments; and

(8)
Is not employed by a nonprofit organization where a substantial portion of funding for the past five years (representing at least a greater of $1 million or 2 percent of the organization’s annual consolidated gross revenues) comes from the company or the Caterpillar Foundation.

Using these standards, on April 9, 2008, the board reviewed all transactions, relationships or arrangements of each director (and those of their immediate family members) and any potential conflict of interests with the company (as disclosed in each director’s response to an annual questionnaire prepared for this purpose). Applying the listed standards, the board determined that each of the following directors met the independence standards: W. Frank Blount, John R. Brazil, Daniel M. Dickinson, John T. Dillon, Eugene V. Fife, Gail D. Fosler, Juan Gallardo, David R. Goode, Peter A. Magowan, William A. Osborn, Charles D. Powell, Edward B. Rust, Jr. and Joshua I. Smith.  In making its independence determination, the board considered the following transactions, relationships or arrangements, which the board determined did not affect the applicable director’s independence.  The Conference Board, for which Ms. Fosler is the president and a trustee, received payments from the company. The board determined that Ms. Fosler’s independence was not affected by such payments because the payments and the underlying services were made in the ordinary course of business and the amount of the payments received was below the greater of $1 million or 2% of the Conference Board’s consolidated gross revenues. Additionally, the board considered Mr. Powell’s brother’s position on the advisory board of PricewaterhouseCoopers LLP, the company’s external auditor. The board determined that Mr. Powell’s brother’s position does not affect Mr. Powell’s independence because Mr. Powell’s brother is not directly involved with PricewaterhouseCoopers LLP’s business relationship with the company. The board also considered payments made to The Northern Trust Company, where Mr. Osborn is the chairman. The board determined that Mr. Osborn’s independence was not affected because the applicable transactions were made in the ordinary course of business and the amount of the payments received was below the greater of $1 million or 2% of The Northern Trust Company’s consolidated gross revenues.  The board also considered various matching contributions made by the Caterpillar Foundation to non-profit organizations where directors or immediate family members are employed, however, none of the contributions affected the independence of any of the applicable directors. The board also determined that Mr. Owens is not independent based on the listed standards, because he is the Chief Executive Officer of the company.

Board Meetings, Communications and Committees

In 2007, our full board met six times and regularly scheduled executive sessions, led by the presiding director, were held without management present.  In addition to those meetings, directors attended meetings of individual board committees.  Overall attendance for our directors at full board and committee meetings held in 2007 was 93.57 percent.  For board meetings only, attendance was 94.04 percent in 2007.  No director attended fewer that 75 percent of the total meetings held in 2007.  Company policy, posted on our Internet site, states that absent unavoidable conflict, all directors are expected to attend the annual stockholder meeting.  All of our directors attended the annual meeting in June 2007.

Our board has four standing committees, an Audit Committee, Compensation Committee, Governance Committee and Public Policy Committee.  Copies of written charters for each of these committees are available on our Internet site (www.CAT.com/governance) or are available in print upon written request to Caterpillar Inc. c/o the Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629.

Following is a description of each committee of the board.  Committee memberships as of December 31, 2007, are listed in the Committee Membership table on page 9.

The Audit Committee assists the board in fulfilling its oversight responsibilities with respect to the integrity of Caterpillar’s financial statements, Caterpillar’s compliance with legal and regulatory requirements, the qualifications and independence of Caterpillar’s Independent Registered Public Accounting Firm (auditors), the performance of Caterpillar’s internal audit function and the auditors, the effectiveness of Caterpillar’s internal controls and the implementation and effectiveness of Caterpillar’s ethics and compliance program.  The committee performs this function by monitoring Caterpillar’s financial reporting process and internal controls and by assessing the audit efforts of the auditors and the internal auditing department.  The committee has ultimate authority and responsibility to appoint, retain, compensate, evaluate and, where appropriate, replace the auditors.  The committee also reviews updates on emerging accounting and auditing issues provided by the auditors and by management to assess their potential impact on Caterpillar.  During 2007, the committee met eleven times and overall attendance for meetings of the committee was 88.64 percent.  All members of the committee meet the standards for independence set forth in the NYSE listing standards and meet financial literacy guidelines adopted by the board.  Additionally, the board has determined that each member of the committee qualifies as an “audit committee financial expert” as defined under SEC rules.

The Compensation Committee assists the board in fulfilling its responsibilities in connection with the compensation of company directors, officers and employees. It performs this function by establishing and overseeing compensation programs, recommending to the board the compensation of directors who are not officers of the company, administering the company’s equity compensation plans, furnishing an annual Compensation Committee Report on executive compensation and approving the filing of a Compensation Discussion & Analysis section in accordance with applicable rules and regulations of the SEC for inclusion in the company’s proxy statement. All members of the committee meet the standards for independence set forth in the NYSE listing standards.  During 2007, the committee met four times and overall attendance for meetings of the committee was 93.75 percent.

The Governance Committee assists the board by making recommendations regarding the size and composition of the board and the criteria to be used for the selection of candidates to serve on the board.  The committee discusses and evaluates the qualifications of directors up for re-election and recommends the slate of director candidates to be nominated for election at the annual meeting.  Stockholders who are interested in nominating a director candidate can do so in accordance with the policy discussed in the “Governance Committee” section on page 13.  In addition, the committee recommends to the board candidates for election as officers of the company.  The committee also oversees the Guidelines on Corporate Governance Issues and leads the board in its annual self-evaluation process and shares the results thereof with the board for discussion and deliberation.  All members of the committee meet the standards for independence set forth in the NYSE listing standards.  During 2007, the committee met five times and overall attendance for meetings of the committee was 100 percent.

The Public Policy Committee assists the board in general oversight with respect to matters of national and international public policy affecting the company’s business, trade policy and international trade negotiations impacting the company, major global legislative and regulatory developments both in the U.S. and internationally affecting the company, investor, consumer and community relations issues, employee relations, implementation of policies promoting diversity within the company, sustainable development initiatives, and charitable and political contributions by the company or by any committee or foundation affiliated with the company.  All members of the committee meet the standards for independence set forth in the NYSE listing standards.  During 2007, the committee met four times and overall attendance for meetings of the committee was 100 percent.

Committee Membership (as of December 31, 2007)
	Audit	Compensation	Governance	Public Policy
W. Frank Blount			Ö*
John R. Brazil	Ö
Daniel M. Dickinson		Ö
John T. Dillon	Ö
Eugene V. Fife	Ö*
Gail D. Fosler			Ö
Juan Gallardo				Ö
David R. Goode	Ö
Peter A. Magowan			Ö
William A. Osborn		Ö*
James W. Owens
Charles D. Powell				Ö*
Edward B. Rust, Jr.		Ö
Joshua I. Smith				Ö
* Chairman of committee

Communication with the Board

You may communicate with any of our directors, our board as a group, our non-management directors as a group or any board committee as a group by sending an e-mail to a particular director, the board or a committee at Directors@CAT.com or by mail to Caterpillar Inc. c/o the Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629.  The board has delegated to the Corporate Secretary, or his designee, responsibility for determining in his discretion whether the communication is appropriate for consideration by the presiding director, an individual director, a committee or the board.  According to the policy adopted by the board, the Corporate Secretary is required to direct all communications regarding personal grievances, administrative matters, the conduct of the company’s ordinary business operations, billing issues, product or service related inquiries, order requests and similar issues to the appropriate individual within the company.  All other communications are to be submitted to the board as a group, to the particular director to whom it is directed or, if appropriate, to the presiding director or committee the Corporate Secretary believes to be the most appropriate recipient, as the case may be.  If a legitimate business concern is sent by e-mail or letter to the presiding director, a specific director, the board or a board committee, you will receive a written acknowledgement from the Corporate Secretary’s office confirming receipt of your communication.

Code of Ethics

Our Values in Action – Caterpillar’s Worldwide Code of Conduct, is a code of ethics (code) we have adopted that applies to all members of the board, management, employees, and our subsidiaries worldwide.  The code defines our values in action and what we believe in, documenting the uncompromisingly high ethical standards we have upheld since formation in 1925 and describing our values-based culture across our global operations.  The code is available on our Internet site (www.CAT.com/governance) and is available in print upon written request to Caterpillar Inc. c/o the Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629.

The Audit Committee has established a means for employees, customers, suppliers, stockholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of the code or our enterprise policies or applicable laws, including those related to accounting practices, internal controls or auditing matters and procedures; theft or fraud of any amount; insider trading; performance and execution of contracts; conflicts of interest; violation of securities and antitrust laws; and violation of the Foreign Corrupt Practices Act.

Any employee, stockholder or other interested party can submit a report via the following methods:

▪	Direct Telephone: 309-494-4393 (English only)

▪	Call Collect Helpline: 770-582-5275 (language translation available)

▪	Confidential Fax: 309-494-4818

Audit Committee Report

The Audit Committee (committee) is comprised entirely of independent directors (as defined for members of an audit committee in the NYSE listing standards) and operates under a written charter adopted by the board, a copy of which is available on our Internet site (www.CAT.com/governance).  The current members of the committee are listed at the end of this report.  Management is responsible for the company’s internal control and the financial reporting process.  The Independent Registered Public Accounting Firm (auditors) are responsible for performing an independent audit of the company’s consolidated financial statements and internal controls over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board in the United States and issuing a report thereon.  The committee’s responsibility is to monitor these processes.  In this regard, the committee meets periodically with management, the internal auditors and auditors.  The committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and the authority to retain such outside counsel, experts and other advisors as it determines appropriate to assist it in conducting any such investigations.  The committee is responsible for selecting and, if appropriate, replacing the current auditors (PricewaterhouseCoopers LLP).

The committee has discussed with the company’s auditors the overall scope and execution of the independent audit and has reviewed and discussed the audited financial statements with management.  Management represented to the committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States.  Discussions about the company’s audited financial statements included the auditors’ judgments about the quality, not just the acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.  The committee also discussed with the auditors other matters required by Statement on Auditing Standards No. 61 Communication with Audit Committees, as amended by SAS No. 90 Audit Committee Communications.  Management and the auditors also made presentations to the committee throughout the year on specific topics of interest, including:  (i) management’s philosophy, asset allocation levels, risk management and oversight of the company’s pension funds;  (ii) accounting for the company’s pension funding obligations;  (iii) the company’s derivatives policy and usage review;  (iv) the internal audit plan for 2007;  (v) updates on the implementation of the internal audit plan for 2007;  (vi) the company’s information technology systems and the controls in place within those systems for compliance with the Sarbanes-Oxley Act of 2002;  (vii) the applicability of new accounting releases;  (viii) the company’s critical accounting policies;  (ix) risk management initiatives and controls for various business units within the company; and  (x) the company’s compliance with the internal controls requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

The auditors provided to the committee the written disclosures required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees, and the committee discussed the auditors’ independence with management and the auditors.  The committee concluded that the auditors’ independence had not been impaired.

Based on: (i) the committee’s discussions with management and the auditors; (ii) the committee’s review of the representations of management; and (iii) the report of the auditors to the committee, the committee recommended to the board that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 22, 2008.

By the current members of the Audit Committee consisting of:
Eugene V. Fife (Chairman)	John T. Dillon
John R. Brazil	David R. Goode

Audit Fees and Approval Process

Pre-Approval Process
The committee pre-approves all audit and non-audit services to be performed by the auditors.  It has policies and procedures in place to ensure that the company and its subsidiaries are in full compliance with the requirements for pre-approval set forth in the Sarbanes-Oxley Act of 2002 and the SEC rules regarding auditor independence.  These policies and procedures provide a mechanism by which management can request and secure pre-approval of audit and non-audit services in an orderly manner with minimal disruption to normal business operations.  The policies and procedures are detailed as to the particular service and do not delegate the committee’s responsibility to management.  These policies and procedures address any service provided by the auditors, and any audit or audit-related services to be provided by any other audit service provider.  The pre-approval process includes an annual and interim component.

Annual Pre-Approval Process
Annually, but no later than the April committee meeting, management and the auditors jointly submit a Service Matrix of the types of audit and non-audit services that management may wish to have the auditors perform for the year.  The Service Matrix categorizes the types of services by Audit, Audit-Related, Tax and All Other.  Approval of a service is merely an authorization that this type of service is permitted by the committee, subject to pre-approval of specific services.  Management and the auditors jointly submit an Annual Pre-Approval Limits Request.  The request lists individual project and aggregate pre-approval limits by service category.  The request also lists known or anticipated services and associated fees.  The committee approves or rejects the pre-approval limits and each of the listed services.  For 2007, the pre-approval limits were as follows:

Type of Service	Pre-Approval Limits (in thousands)
	Per Project	Aggregate Limit
Audit Services	$500	$25,000
Audit-Related Services	$500	$10,000
Tax Services	$500	$15,000
All Other Services	$500	$1,000

Interim Pre-Approval Process
During the course of the year, the committee chairman has the authority to pre-approve requests for services that were not approved in the Annual Pre-Approval Process.  Committee approval is not required for individual projects below the pre-approval project limits.  However, all services, regardless of fee amounts, are subject to restrictions on the services allowable under the Sarbanes-Oxley Act of 2002 and SEC rules regarding auditor independence.  In addition, all fees are subject to on-going monitoring by the committee.

On-Going Monitoring
At each committee meeting subsequent to the board of directors’ meeting at which the Service Matrix and Annual Pre-Approval Limits Request are approved, the chairman reports any interim pre-approvals since the last meeting.  Also, at each of these meetings, management and the auditor provide the committee with an update of fees expected to be incurred for the year compared to amounts initially pre-approved.

Independent Registered Public Accounting Firm Fee Information
Fees for professional services provided by our auditors were comprised of the following (in millions):

	2007 Actual	2006 Actual
Audit Fees	$21.4	$20.2	[1]
Audit-Related Fees[2]	4.7	3.0
Tax Compliance Fees[3]	2.2	2.2
Tax Planning and Consulting Fees[4]	2.7	2.6
All Other Fees[5]	0.1	0.2
TOTAL	$31.1	$28.2

1
Actual 2006 “Audit Fees” exceeded the “Pre-Approval” limit due to acquisitions and additional statutory audit requirements.  Each of these services was approved in accordance with the company’s Interim Pre-Approval Process as previously described.

2
“Audit-Related Fees” principally includes agreed upon procedures for securitizations, attestation services requested by management, accounting consultations, pre- or post- implementation reviews of processes or systems and audit of employee benefit plan financial statements.  Total fees paid directly by the benefit plans, and not by the company, were $0.4 and $0.6 in 2006 and 2007, respectively.

3	“Tax Compliance Fees” includes, among other things, statutory tax return preparation and review and advising on the impact of changes in local tax laws.
4	“Tax Planning and Consulting Fees” includes, among other things, tax planning and advice and assistance with respect to transfer pricing issues.
5	“All Other Fees” principally includes subscriptions to knowledge tools and attendance at training classes/seminars.

Governance Committee

The Governance Committee (committee) is composed of three directors, all of whom meet the independence requirements for nominating committee members as defined in the NYSE listing standards and determined by the board in its business judgment.  The committee operates under a written charter adopted by the board, a copy of which is available on our Internet site (www.CAT.com/governance).  As part of its mandate, the committee evaluates and makes recommendations regarding proposed candidates to serve on the board, including recommending the slate of nominees for election at the annual meeting of stockholders.

Presiding Director
The board elects a presiding director to fulfill the following clearly delineated responsibilities.  For 2007, the independent directors of the board unanimously elected W. Frank Blount, an independent director, as the presiding director.

As presiding director, Mr. Blount:

▪
Presides at all meetings of the board at which the Chairman & CEO is not present, including executive sessions of the independent directors, and has the authority to call meetings of the independent directors if necessary.

▪
Meets separately with the Chairman & CEO immediately following the meetings of the independent directors, and acts as a liaison between the Chairman & CEO and independent directors by providing guidance and feedback and reviewing action items from those meetings.

▪	Reviews, discusses and provides input to the Chairman & CEO and typically approves board meeting agendas, schedules and general information provided to directors prior to board meetings.

▪	Is available for consultation and direct communication with major stockholders.

▪	Provides the Chairman & CEO with the results of the annual performance review in conjunction with the Chairman of the Compensation Committee.

Director Resignation Policy
Our Guidelines on Corporate Governance Issues reflect the company’s principles on corporate governance matters, including our policy that any director who receives more “withheld” votes than “for” votes in an election shall tender his or her resignation.  The Governance Committee will then recommend to the board whether to accept such tendered resignation, and the board will publicly disclose its decision.

Process for Nominating Directors
The committee solicits and receives recommendations for potential director candidates from other directors and Caterpillar management and may also utilize the services of a third party consultant to identify and evaluate potential nominees.  The committee also considers unsolicited inquiries or nominees recommended by stockholders in accordance with the following procedures and in compliance with the company’s bylaws.

When considering a candidate, the committee believes that certain characteristics are essential.  For example, candidates must be individuals of high integrity, honesty and accountability, with a willingness to express independent thought.  Candidates must also have successful leadership experience and stature in their primary fields, with a background that demonstrates an understanding of business affairs as well as the complexities of a large, publicly held company.  Particular consideration will be given to candidates with experience as chief executive officer of a successful, capital-intensive businesses with international operations.  In addition, candidates must have a demonstrated ability to think strategically and make decisions with a forward-looking focus and the ability to assimilate relevant information on a broad range of complex topics.

The committee also believes that certain characteristics are desirable, such as being a team player with a demonstrated willingness to ask tough questions in a constructive manner that adds to the decision-making process of the board.  At the same time, candidates should be independent, with an absence of conflicts of interests.  Moreover, candidates should have the ability to devote the time necessary to meet director responsibilities and serve on no more than five public company boards in addition to the Caterpillar board.  Candidates must also have the ability to commit to stock ownership requirements according to the company’s Guidelines on Corporate Governance Issues.

Stockholder Nominations
While the company does not have a formal policy for stockholders to recommend director candidates, stockholders may nominate a director candidate to serve on the board by providing advance written notice to Caterpillar Inc. c/o the Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629.  Such written notice of an intent to nominate a director candidate at an annual meeting of stockholders must be given either by personal delivery or by United States mail, postage prepaid, to Caterpillar Inc. c/o the Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629 no later than ninety (90) days in advance of such meeting.  The notice must set forth: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the nominating stockholder is a stockholder of record of the company’s stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the board; and (v) the consent of each nominee to serve as a director of the company if so elected.  The presiding officer of the annual meeting of stockholders may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.  If you are interested in nominating a director candidate, you may request a copy of the company’s bylaws by writing the Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629.

PART THREE – Proposals to be Voted on at the 2008 Annual Meeting

Company Proposals

PROPOSAL 1 – Election of Directors

The board of directors has nominated the following directors to stand for re-election for a three-year term expiring at the annual meeting in 2011.  The nominees were evaluated and recommended by the Governance Committee in accordance with the process for nominating directors as found on pages 13 and 14 of this proxy statement.

Directors are elected by a plurality vote of the shares present at the meeting, meaning that director nominees with the most affirmative votes are elected to fill the available seats.

Class I – Directors nominated for election this year

▪
W. FRANK BLOUNT, 69, Chairman and CEO of JI Ventures, Inc. (venture capital).  Other directorships: Alcatel-Lucent S.A.; Entergy Corporation; and KBR, Inc.  Mr. Blount has been a director of the company since 1995.

▪	JOHN R. BRAZIL, 62, President of Trinity University (San Antonio, Texas). Dr. Brazil has been a director of the company since 1998.

▪
EUGENE V. FIFE, 67, Managing Principal of Vawter Capital LLC (private investment).  Mr. Fife served as the interim CEO and President of Eclipsys Corporation (healthcare information services) from April to November of 2005.  He currently serves as the non-executive Chairman of Eclipsys Corporation.  Mr. Fife has been a director of the company since 2002.

▪
GAIL D. FOSLER, 60, President and Trustee of The Conference Board (research and business membership).  Prior to her current position, Ms. Fosler served as Chief Economist, Executive Vice President and Senior Vice President of The Conference Board.  Other directorship:  Baxter International Inc.  Ms. Fosler has been a director of the company since 2003.

▪	PETER A. MAGOWAN, 66, President and Managing General Partner of the San Francisco Giants (major league baseball team). Mr. Magowan has been a director of the company since 1993.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES PRESENTED IN PROPOSAL 1.

PROPOSAL 2 – Ratification of Independent Registered Public Accounting Firm

The board seeks an indication from stockholders of their approval or disapproval of the Audit Committee’s appointment of PricewaterhouseCoopers LLP (PricewaterhouseCoopers) as Independent Registered Public Accounting Firm (auditors) for 2008.

PricewaterhouseCoopers has been our auditors since 1925.  For additional information regarding the company’s relationship with PricewaterhouseCoopers, please refer to the Audit Committee Report on page 10 and the Audit Fees disclosure on page 12.

If the appointment of PricewaterhouseCoopers as auditors for 2008 is not approved by the stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year.  However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment for the year 2008 will stand, unless the Audit Committee finds other good reason for making a change.

Representatives of PricewaterhouseCoopers will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so.  The representatives will also be available to respond to questions at the meeting.

YOUR BOARD OF DIRECTORS AND AUDIT COMMITTEE UNANIMOUSLY RECOMMEND A VOTE “FOR” PROPOSAL 2.

Stockholder Proposals

PROPOSAL 3 – Annual Election of Directors

Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, we will provide the name, address and number of company securities held by the proponent of this stockholder proposal upon receipt of a written or oral request.

This proposal requires an affirmative vote of the majority of shares present at the meeting to pass.  Abstentions and broker non-votes have the effect of a vote against this proposal.

Resolution Proposed by Stockholder
RESOLVED, that the shareowners of Caterpillar Inc. (CAT) ask that the Company take the steps necessary to reorganize the Board of Directors into one class subject to election each year.

Supporting Statement of Stockholder
This proposal seeks to reorganize the Board of Directors of the Company so that each director stands before the shareowners for re-election each year.  We hope to eliminate the Company’s so-called “classified board”, whereby the directors are divided into three classes, each serving a three-year term.  Under the current structure, shareowners can only vote on one-third of the Board at any given time.

We believe that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance.  It is intuitive that when directors are accountable for their actions, they perform better.  We also believe that shareowners are willing to pay a premium for corporations with excellent corporate governance.  If the Company were to take the steps necessary to declassify its Board, it would be a strong statement that this Company is committed to good corporate governance and its long-term financial performance.

We seek to improve that performance and ensure the Company’s continued viability through this structural reorganization of the Board.  If passed, shareowners would have the opportunity to register their views at each annual meeting – on performance of the Board as a whole and of each director as an individual.

We urge you to join us in urging the Company to take the steps necessary to declassify the election of directors, as a powerful tool for management incentive and accountability.  We urge your support FOR this proposal.

Caterpillar Response to PROPOSAL 3

Caterpillar Response - Statement in Opposition to Proposal
After thoughtful consideration, the board has determined that this proposal is not in the best interests of the company or its stockholders and, accordingly, recommends a vote against it.

We have an excellent and qualified board that is committed to Caterpillar’s long-term financial health.  With that in mind, the board has considered the most effective structure for the board and determined that the current classified board structure is in the best interests of the company and its stockholders for the following reasons.

Stability and Continuity. In accordance with Caterpillar’s articles of incorporation, its board is divided into three classes that serve staggered three-year terms. The board is structured this way to provide board stability, continuity and independence, while also enhancing long-term planning and ensuring that, at any given time, there are experienced directors serving on the board who are familiar with the company and its business and strategic goals. A classified board also benefits the company and its stockholders because it helps attract and retain director candidates who are willing to make long-term commitments of their time and energy. This commitment is necessary to achieve the goals established under our Vision 2020 strategic plan - a commitment that stretches over several years and one that will be best fulfilled by a stable and continuous board.

Independence. Electing directors to three-year terms enhances the independence of non-management directors by providing them with a longer term of office. This longer term provides a certain amount of independence from management or from special interest groups who may have an agenda contrary to the long-term interests of all stockholders. As a result, independent directors are able to make decisions that are in the best interest of the company without having to consider annual elections.

Accountability to Stockholders. Directors elected to three-year terms are equally accountable to stockholders as directors elected annually, since all directors are required to uphold their fiduciary duties to the company and its stockholders regardless of term. Additionally, under the company’s policies and procedures, specifically the Director Resignation Policy adopted in 2007 by the board, the company’s classified board structure does not compromise the directors’ accountability to shareholders. The Director Resignation Policy, which is set forth in the company's Guidelines on Corporate Governance Issues (www.CAT.com/governance), provides that any director nominee who receives a greater number of votes "withheld" than votes "for" will tender his or her resignation to the Governance Committee. The Governance Committee will then consider the resignation and recommend to the board whether or not to accept such resignation. The board will then publicly disclose its decision. The Director Resignation Policy provides the stockholder a meaningful role in the election of directors as well as acting as a way of holding directors accountable for their actions or failure to act.

Financial Results and Stockholder Value. The proposal intimates that a declassified board is necessary to help improve a company’s financial performance. However, with respect to Caterpillar, such an argument is misplaced. Full year 2007 results marked the fifth straight year of record sales and revenues and the fourth consecutive year of record profit for the company, including sales and revenues of $44.958 billion and profit of $3.541 billion — or $5.37 per share. We believe that these financial results are a direct benefit of having a board of experienced directors who are knowledgeable about the company and are pursuing the company’s long-term business plans and goals.

Protection Against Takeovers. Our classified board structure strongly encourages potential acquirers to deal directly with the board if they are interested in acquiring the company and better positions the board to negotiate effectively on behalf of stockholders to realize the greatest possible stockholder value. The classified board structure is designed to safeguard against a hostile purchaser gaining control of the company and its assets without paying fair market value for them by removing our directors at a single annual meeting. Because only one-third of the directors are elected at any annual meeting of stockholders, it is impossible to elect an entirely new board or even a majority of the board at a single meeting. A classified board provides the incumbent directors at least two annual stockholder meetings to negotiate the best results for our stockholders without a change in control of the board in any one year. A classified board does not preclude a takeover, but rather, it provides a company with time and leverage to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all stockholders and weigh alternative methods of maximizing stockholder value for all stockholders. In fact, recent studies suggest that target shareholders of companies with classified boards receive a larger proportional share of the total value gains from a merger. See Bates, Becker and Lemmon, Board Classification and Managerial Entrenchment: Evidence from the Market for Corporate Control, (April 2007) at p. 3.

It is important to note that stockholder approval of this proposal would not in itself declassify the board. Approval of this proposal would advise the board that a majority of the company’s stockholders voting at the meeting favor a change and would prefer that the board take the necessary steps to end the staggered system of electing directors. However, under Delaware law, to change the class structure of the board, the board must first authorize amendments to the company’s articles of incorporation and bylaws. Stockholders would then have to approve each of those amendments with an affirmative vote of not less than 75 percent of the total voting power of all outstanding shares of company stock entitled to vote generally in the election of directors.

After careful consideration of this proposal, the Governance Committee and the entire board have determined that retention of a classified board structure remains in the best interests of the company and its stockholders. The board believes that the benefits of a classified board structure do not come at the expense of director accountability. Moreover, the strong financial performance of the company along with the various corporate governance measures implemented by the board, validates the board's commitment to the company and its stockholders.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 3.

PROPOSAL 4 – Director Election Majority Vote Standard

Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, we will provide the name, address and number of company securities held by the proponent of this stockholder proposal upon receipt of a written or oral request.

This proposal requires an affirmative vote of the majority of shares present at the meeting to pass.  Abstentions and broker non-votes have the effect of a vote against this proposal.

Resolution Proposed by Stockholder
Resolved:  That the shareholders of Caterpillar Inc. (“Company”) hereby amend Article II, Section 1(e) (Stockholder Meetings – Quorum) of the Company’s Bylaws to provide for a majority vote standard for director elections.  Specifically, the following sentence will be added after the current first sentence of Section 1(e) of the Bylaws:

“Elections of directors shall be decided by a majority of the votes cast, with a plurality vote standard used in those director elections in which the number of nominees exceeds the number of directors to be elected.”

Supporting Statement of Stockholder
In order to provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett-Packard, Morgan Stanley, Wal-Mart, Home Depot, Gannett, Marathon Oil and recently Pfizer have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies, including our Company, have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes.

We believe that a post-election director resignation policy without a majority vote standard in company bylaws or articles is an inadequate reform.  The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then consider action on developing post election procedures to address the status of directors that fail to win election. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

Caterpillar Response to PROPOSAL 4

Caterpillar Response - Statement in Opposition to Proposal
After thoughtful consideration, the board has determined that this proposal is not in the best interests of the company or its stockholders, and, accordingly, recommends a vote against it.

Caterpillar is incorporated under the laws of Delaware, and stockholders currently elect its directors by plurality voting. Plurality voting is the default standard under Delaware law and has long been the accepted standard among most large public companies. Consequently, the rules governing plurality voting are well established and understood. However, the board is cognizant of recent developments with respect to majority voting in the election of directors. In fact, in 2007, in response to a similar proposal, the board adopted a policy (Director Resignation Policy) that addresses the concerns presented in the proposal. The Director Resignation Policy, which is set forth in the company's Guidelines on Corporate Governance Issues (www.CAT.com/governance), provides that any director nominee who receives a greater number of "withheld" votes than votes "for" will tender his or her resignation to the Governance Committee. The Governance Committee will then consider the resignation and recommend to the board whether or not to accept such resignation. The board will then publicly disclose its decision. We believe that the Director Resignation Policy provides stockholders a meaningful and significant role in the election of directors, while preserving the board’s ability to exercise its independent judgment - on a case-by-case basis. Stockholders at other S&P 500 companies have consistently rejected similar stockholder proposals when those companies followed a policy similar to the Director Resignation Policy, including Johnson & Johnson, Kellogg Co. and Paccar Inc.

Further, the adoption of the proposal is unwarranted in the case of Caterpillar, because our stockholders have an excellent history of electing strong and independent directors by plurality voting. In the past ten years, the average affirmative vote for directors has been greater than 96 percent of the shares voted through the plurality voting process. In addition, we maintain a rigorous director nomination and election process that gives due consideration to stockholder nominees. The Governance Committee, in conjunction with the Chairman and Chief Executive Officer, periodically reviews the board and the attributes that it would like to see in future members of the board, including the following: (i) integrity, honesty and accountability, with a willingness to express independent thought; (ii) successful leadership experience and stature in an individual’s primary field, with a background that demonstrates an understanding of business affairs as well as the complexities of a large, publicly held company; (iii) demonstrated ability to think strategically and make decisions with a forward-looking focus, and the ability to assimilate relevant information on a broad range of complex topics; (iv) being a team player with a demonstrated willingness to ask tough questions in a constructive manner that adds to the decision  making process of the board; (v) independence and absence of conflicts of interest; (vi) ability to devote necessary time to meet director responsibilities; and (vii) the ability to commit to company stock ownership. These same criteria are applied to evaluate candidates nominated by stockholders. The nomination and election process has been instrumental in the construction of a board that is comprised of highly qualified directors from diverse backgrounds, and currently, with the exception of the Chairman, all directors are independent as defined under New York Stock Exchange regulations.   Since our stockholders have a strong history of electing highly qualified and independent directors and because of the company’s rigorous director nomination and election process, a change in the director election process is not necessary to improve the company’s performance or the company’s corporate governance.

We are committed to strong corporate governance and it is our fiduciary duty to act in the best interests of our stockholders. We demonstrated this by the adoption of the Director Resignation Policy. However, we will continue to monitor the majority vote issue and may take additional steps in the future consistent with our commitment to act in the best interests of our stockholders. The proposal at issue would not further enhance the ability of stockholders to impact the outcome of director elections, and, for that and the reasons presented above, we do not believe that the proposal is in the best interests of the company or its stockholders.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 4.

PROPOSAL 5 – Foreign Military Sales

Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, we will provide the name, address and number of company securities held by the proponent of this stockholder proposal upon receipt of a written or oral request.

This proposal requires an affirmative vote of the majority of shares present at the meeting to pass.  Abstentions and broker non-votes have the effect of a vote against this proposal.

Resolution Proposed by Stockholder
WHEREAS the United States exports weapons and related military equipment and services through foreign military sales (government-to-government), direct commercial weapons sales (U.S. companies to foreign buyers), equipment leases, transfers of excess defense material and emergency drawdowns of weaponry.

In 2006, the U.S. ranked first in arms transfer agreements with developing nations, including those in the Near East and Asia, with nearly $10.3 billion or 35.8% of these agreements. The U.S. also ranked first in the value of arms deliveries to developing nations at nearly $8 billion or 40.2% of all such deliveries.  The weapons sold range from ammunition to tanks, supersonic combat aircraft, missiles and submarines. (“Conventional Arms Transfers to Developing Nations, 1999-2006,” Congressional Research Service, Report for Congress, September 26, 2007)

Although it does not produce weapons systems, Caterpillar has, in the past, sold dual use equipment such as bulldozers through foreign military sales; however, the frequency and volume of sales is unknown.  Nor is there precise information on which countries have received Caterpillar equipment.

RESOLVED:  Shareholders request that, within six months of the annual meeting, the Board of Directors provide a comprehensive report, at reasonable cost and omitting proprietary and classified information, on Caterpillar’s foreign sales of weapons-related products, and other equipment and services related to those products for the past 10 years, including the country of destination for the products.

Supporting Statement of Stockholder
We believe with the American Red Cross that “the greater the availability of arms, the greater the violations of human rights and international humanitarian law.” Global security is the security of all people. We are seeing, too, an increase in human rights abuses inflicted on women and children, people of minority ethnicities, personnel of NGOs offering medical and other human services as well as employees of corporations servicing DOD contracts.  Use of Caterpillar equipment by foreign militaries in actions that violate human rights and international humanitarian law raises issues for Caterpillar corporate policy and risks damage to the company’s reputation.

Therefore, we believe it is reasonable that the report include:

1.	Processes used to determine and promote foreign sales;

2.	Criteria for choosing countries with which to do business;

3.	A description of procedures used to negotiate foreign arms sales, government-to-government and direct commercial sales and the percentage of sales for each category;

4.
For the past ten years, categories of military equipment or components, including dual use items exported for the past five years, with as much statistical information as permissible; contracts for servicing/maintaining equipment; offset agreements; and licensing and/or co-production with foreign governments.

Caterpillar Response to PROPOSAL 5

Statement in Opposition to Proposal
After thoughtful consideration, the board has determined that this proposal is not in the best interests of the company or its stockholders, and does not believe that the company’s resources are best spent preparing the requested report.

Caterpillar does not manufacture or sell weapons or weapon systems. Rather, the company sells a limited quantity of commercial equipment, as well as commercial equipment that has been modified for military purposes (Modified Equipment), to foreign governments predominantly under federally sponsored programs – most notably the Foreign Military Sales Program (Program). Under the Program, the U.S. government offers to sell defense articles and services and ordinary commercial products in response to specific requests from authorized representatives from foreign governments or eligible organizations. The U.S. government then sources such requests with U.S. manufacturers and administers the resulting contract. Sales of equipment and Modified Equipment under the Program may be made only when the United States Government has determined that the sale is consistent with the national security, foreign policy and economic interests of the United States. Caterpillar has procedures and processes in place to ensure that product sales are made in accordance with the Program and all other United States laws and regulations.

While the majority of sales of equipment and Modified Equipment for foreign governments in 2007 were performed through the Program, Caterpillar did, albeit on a very limited basis (less than $2.3 million in sales), sell Modified Equipment to Caterpillar dealers who then sold such equipment directly to foreign governments.  Additionally, in the past, Caterpillar did sell equipment and Modified Equipment directly to foreign governments, however, this practice has essentially been replaced by the Program process.

Any sales of equipment and Modified Equipment by Caterpillar under the Program are a matter of public record through U.S. government provided information. The Department of Defense and Department of State provide notification of such sales to Congress and to the media. Accordingly, the board believes that producing a report as requested under the proposal would be duplicative and unnecessary because such information is already publicly available.

Further, given the company’s relative small volume of sales of equipment and Modified Equipment for foreign governments in 2007, it would be an inappropriate use of the company’s resources to complete the requested report. The company’s total revenue derived from the sale of equipment and Modified Equipment for foreign governments under the Program in 2007 was approximately $3.7 million, or approximately 0.008% of the company’s 2007 gross revenues of $44.96 billion. The board believes that to allocate the resources to complete a detailed report addressing an insignificant portion of the company’s business is an inappropriate use of company resources and not in the best interests of the company and its stockholders. As a result, the board recommends a vote against the proposal.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 5.

PART FOUR – Other Important Information

Persons Owning More than Five Percent of Caterpillar Common Stock(1) (as of December 31, 2007)

	Voting Authority		Dispositive Authority		Total Amount of Beneficial	Percent of
Name and Address	Sole	Shared	Sole	Shared	Ownership	Class
Capital World Investors, a division of Capital Research and Management Company 333 South Hope Street, Los Angeles, CA 90071	2,630,500	0	43,326,500	0	43,326,500	6.94

(1)
This information is based upon Schedule 13Gs filed with the SEC for year end December 31, 2007, except Percent of Class adjusted from 6.8 percent reported in the Schedule 13G filed by Capital World Investors to 6.94 percent (calculated using Caterpillar’s actual outstanding shares (623,986,134) at December 31, 2007).

Caterpillar Common Stock Owned by Executive Officers and Directors (as of December 31, 2007)

Blount	76,430	[1]	Magowan	330,943	[11]
Brazil	40,803	[2]	Oberhelman	784,816	[12]
Burritt	130,479	[3]	Osborn	48,631	[13]
Dickinson	783	[4]	Owens	1,805,089	[14]
Dillon	74,189	[5]	Powell	45,010	[15]
Fife	46,000	[6]	Rust	28,933	[16]
Fosler	24,515	[7]	Shaheen	883,821	[17]
Gallardo	268,110	[8]	Smith	43,205	[18]
Goode	102,675	[9]	Vittecoq	519,964	[19]
Levenick	425,352	[10]	Wunning	520,550	[20]
All directors and executive officers as a group				7,175,973	[21]

[1]
Blount - Includes 64,000 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors’ Deferred Compensation Plan (DDCP) representing an equivalent value as if such compensation had been invested on December 31, 2007, in 1,210 shares of common stock.

[2]
Brazil - Includes 32,000 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to DDCP representing an equivalent value as if such compensation had been invested on December 31, 2007, in 426 shares of common stock.

[3]	Burritt - Includes 100,200 shares subject to stock options exercisable within 60 days.
[4]
Dickinson - In addition to the shares listed above, a portion of compensation has been deferred pursuant to DDCP representing an equivalent value as if such compensation had been invested on December 31, 2007, in 1,312 shares of common stock.

[5]
Dillon - Includes 56,000 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to DDCP representing an equivalent value as if such compensation had been invested on December 31, 2007, in 610 shares of common stock.

[6]	Fife - Includes 24,000 shares subject to stock options exercisable within 60 days.
[7]	Fosler - Includes 20,000 shares subject to stock options exercisable within 60 days.
[8]
Gallardo - Includes 64,000 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to DDCP representing an equivalent value as if such compensation had been invested on December 31, 2007, in 3,028 shares of common stock.

[9]
Goode - Includes 64,000 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to DDCP representing an equivalent value as if such compensation had been invested on December 31, 2007, in 36,393 shares of common stock.

[10]	Levenick - Includes 364,000 shares subject to stock options exercisable within 60 days.
[11]
Magowan - Includes 64,000 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to DDCP representing an equivalent value as if such compensation had been invested on December 31, 2007, in 14,046 shares of common stock.

[12]
Oberhelman - Includes 699,410 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Supplemental Deferred Compensation Plan (SDCP), Supplemental Employees’ Investment Plan (SEIP) and/or the Deferred Employees’ Investment Plan (DEIP) representing an equivalent value as if such compensation had been invested on December 31, 2007, in 31,696 shares of common stock.

[13]
Osborn - Includes 32,000 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to DDCP representing an equivalent value as if such compensation had been invested on December 31, 2007, in 116 shares of common stock.

[14]
Owens - Includes 1,498,000 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to SDCP, SEIP and/or DEIP representing an equivalent value as if such compensation had been invested on December 31, 2007, in 6,507 shares of common stock.

[15]
Powell - Includes 40,000 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to DDCP representing an equivalent value as if such compensation had been invested on December 31, 2007, in 116 shares of common stock.

[16]
Rust - Includes 24,000 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to DDCP representing an equivalent value as if such compensation had been invested on December 31, 2007, in 6,875 shares of common stock.

[17]
Shaheen - Includes 677,202 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to SDCP, SEIP and/or DEIP representing an equivalent value as if such compensation had been invested on December 31, 2007, in 5,947 shares of common stock.

[18]
Smith - Includes 27,000 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to DDCP representing an equivalent value as if such compensation had been invested on December 31, 2007, in 1,324 shares of common stock.

[19]	Vittecoq - Includes 435,968 shares subject to stock options exercisable within 60 days.
[20]
Wunning - Includes 466,000 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to SDCP, SEIP and/or DEIP representing an equivalent value as if such compensation had been invested on December 31, 2007, in 19,724 shares of common stock.

[21]
This group includes directors, named executive officers (NEOs) and five additional executive officers subject to Section 16 filing requirements (group).  Amount includes 5,612,548 shares subject to stock options exercisable within 60 days and 127,624 shares for which voting and investment power is shared.  The group beneficially owns 1.15 percent of the company’s outstanding common stock, however, each individual within the group beneficially owns less than one percent.  None of the shares held by the group have been pledged.

Compensation

Compensation Discussion and Analysis

At Caterpillar, integrity is one of our core values.  We believe in the power of honesty and know the only way to build and strengthen our reputation is through trust.  We hold ourselves to the highest standard of integrity and ethical behavior and strive for transparency.  We welcome the opportunity to share this Compensation Discussion and Analysis (CD&A) with our stockholders.

We understand that investors have a vested interest in executive compensation.  After reading this we hope you will recognize a few vital points:

▪	We have a thorough compensation review process.
▪	We have a competitive compensation plan that aligns executive performance and stockholder interests.
▪	We consistently and appropriately provide equity grants and do not backdate or re-price grants.
▪	We believe the best way to compensate our executives is to base their rewards on performance.
▪	We have no special executive severance packages. Change in Control provisions are found within existing compensation plans and apply equally to all participants in those plans.

We are fortunate to have executives who are “career employees” with a strong commitment to the long-term success of Caterpillar. In fact, the average tenure of our named executive officers (NEOs) is 34 years.  Our reputation is a reflection of our employees’ ethical performance, and the values that guide Caterpillar have in turn rewarded our employees and stockholders with a successful and profitable company.

This CD&A describes the overall compensation practices at Caterpillar and specifically describes total compensation for the following NEOs:

▪	James W. Owens, Chairman and CEO
▪	Stuart L. Levenick, Group President
▪	Douglas R. Oberhelman, Group President
▪	Gerald L. Shaheen, Group President
▪	Gerard R. Vittecoq, Group President
▪	Steven H. Wunning, Group President
▪	David B. Burritt, Vice President and Chief Financial Officer

During most of fiscal year 2007, Caterpillar was organized into five groups, each led by a group president.  Because the five group presidents had comparable responsibilities and were similarly compensated in 2007, we are including all five of the group presidents as NEOs.  The group president structure was expanded (to include six group presidents) in late 2007.  However, this new structure did not impact the determination of NEOs for 2007.

Compensation Philosophy and Objectives
Two primary components define Caterpillar’s compensation philosophy: Pay for performance and Pay at risk.

As any employee’s responsibility increases, so does the amount of “at risk” pay. This is especially true for our executives who have direct responsibility for overall company performance. A significant portion of executive pay depends on meeting certain performance goals, which is fundamental to aligning executive pay with stockholder interests.

The Compensation Committee (committee) established three principles to drive this philosophy through the company’s compensation design.

1.
Base salary, as a percentage of total direct compensation, should decrease as salary grade levels increase. As employees move to higher levels of responsibility with more direct influence over the company’s performance, they have a higher percentage of pay at risk.

2.
The ratio of long-term incentive compensation to short-term incentive compensation should increase as salary grade levels increase. Caterpillar expects executives to focus on the company’s long-term success. The compensation program is designed to motivate executives to take actions that are best for the company’s long-term viability.

3.
Equity compensation should increase as salary grade levels increase. Employees in positions that most directly affect the company’s performance should have profitable growth for the company as their main priority. Receiving part of their compensation in the form of equity reinforces the link between their actions and stockholders’ investment. Equity ownership encourages executives to behave like owners and provides a clear link with stockholders’ interests.

In following these principles and tying employee compensation to both individual performance and the long-term performance of the company, Caterpillar links the interests of management and stockholders. In addition, the compensation program is designed to attract and retain high-caliber, talented employees who will guide the company in continuing to meet and exceed its performance goals.

Overview of Compensation Practices
The committee regularly reviews Caterpillar’s compensation practices, including the methodologies for setting NEO salaries.  The committee also strives to make Caterpillar’s compensation competitive by benchmarking Caterpillar’s practices and compensation levels against comparable companies within our industry and across multiple industries.  However, the committee has the flexibility to exercise its independent judgment when establishing compensation policies, especially when rewarding individual performance.  The responsibilities of the committee are described more fully in its charter available at www.CAT.com/governance.

How Caterpillar Determines Compensation for Executives
Performance Evaluation:  CEO
The full board participates in the CEO’s evaluation.  The board’s evaluation includes both objective and subjective criteria of the CEO’s performance including:

▪	Caterpillar’s financial performance.
▪	The accomplishment of Caterpillar’s long-term strategic objectives.
▪	The achievement of individual goals set at the beginning of each year.
▪	The development of Caterpillar’s top management team.

The committee also reviews total compensation benchmark information, and then makes recommendations to the board regarding the CEO’s compensation based on the benchmark information and performance assessment.  The board has the authority to exercise its discretion regarding the CEO’s compensation.  The board, excluding the CEO who is not present during these discussions, makes final decisions regarding the CEO’s compensation.

Performance Evaluations:  NEOs other than CEO
Each year the CEO submits a performance assessment and compensation recommendation to the committee for each of the other NEOs.  The performance evaluation is based on factors such as:

▪	Achievement of individual and company objectives.
▪	Contribution to the company’s performance.
▪	Leadership accomplishments.

The committee also reviews total compensation benchmark information, with respect to the other NEOs, and has the discretion to increase or decrease the CEO’s recommendation.

Compensation Consultant
The committee retains John L. Anderson of Hewitt Associates to provide ongoing advice and information regarding design and implementation of Caterpillar’s executive compensation programs, and to update the committee about regulatory and other technical developments that may affect the company’s executive compensation programs. In addition, Mr. Anderson and his team provide the committee with competitive market information, analyses and trends on base salary, short-term incentives, long-term incentives, executive benefits and perquisites.

With the knowledge of the committee, Caterpillar has retained a separate and distinct unit of Hewitt to be the third-party administrator for Caterpillar’s U.S. retirement plans and beginning in the fall of 2008 or early 2009, Caterpillar’s U.S. Health & Welfare plans.

The committee believes that Mr. Anderson (and the team working with him from Hewitt Associates) provides candid, direct and objective advice to the committee, which is not influenced by any other Hewitt professionals or services provided by Hewitt.  To that end:

▪	The committee directly selected and retained Mr. Anderson.
▪	Mr. Anderson is engaged by and reports directly to the committee and the chair.
▪	Mr. Anderson meets regularly and as needed with the committee in executive sessions that are not attended by any of the company’s officers.
▪	Mr. Anderson and his team at Hewitt have direct access to the chair and members of the committee during and between meetings.
▪	Mr. Anderson is not the Hewitt client relationship manager for Caterpillar.
▪	Neither Mr. Anderson nor any member of his team participates in any activities related to the administration services provided to Caterpillar by other business units at Hewitt.
▪	Interactions between Mr. Anderson and management generally are limited to discussions on behalf of the committee and information presented to the committee for approval.

Annual Review of Consultant Independence
The committee is solely responsible for retaining and terminating compensation consultants and determining their terms and conditions, including the fees.  They do so without the input or influence of management.  Hewitt provides the committee an annual update on its services and related fees. The committee determines whether the compensation consultant’s advice is objective and free from the influence of management.  It also closely examines the safeguards and steps Hewitt takes to ensure that its executive compensation consulting services are independent and objective. The committee recognizes that:

▪	Hewitt has separated the executive compensation consulting services into a single, segregated business unit within Hewitt.
▪
Hewitt pays its executive compensation consultants solely on their individual results and the results of its executive compensation consulting practice. Mr. Anderson receives no incentives based on other services Hewitt provides to Caterpillar.

▪	Mr. Anderson does own shares in Hewitt, however he does not receive stock options or other equity-related awards from Hewitt.
▪	The total amount of fees for consulting services to the committee in 2007 was in the range of $400,000 to $500,000.
▪
The total amount of fees paid to Hewitt in 2007 for all other services, excluding committee services was in the range of $8 million to $10 million. This is compared to total Hewitt 2007 revenues of approximately $3 billion.

▪	Other services are provided under a separate contractual arrangement and by a separate business unit at Hewitt. These administrative fees will increase as Hewitt provides more administration services.

For these reasons, the committee does not believe Hewitt’s role in administering Caterpillar’s benefit plans compromises Mr. Anderson’s ability to provide the committee with perspective and advice that is independent and objective.

Peer Group Benchmarking
Caterpillar’s 2007 comparator group was the Hewitt Core Group 1 (HCG1).  The HCG1 includes 22 large public companies, which are listed below.  Because we compete for executive talent from a variety of industries, the 22 companies represent a cross section of industries, not just heavy manufacturing companies.  The peer group study methodology is consistent each year, which makes it easier to isolate how Caterpillar’s executive compensation is changing in relation to the market.  The committee monitors the HCG1 to ensure that it continues to provide a reasonable comparison basis for executive compensation.

The HCG1’s median annual revenue is less than Caterpillar’s.  To account for differences in the size of the companies in that group, the committee conducts a regression analysis with each comparison.  Regression analysis adjusts the compensation data for differences in the companies’ revenue, allowing Caterpillar to compare its compensation levels to similarly sized companies.  The following companies compose the HCG1:

Caterpillar uses a comparator group to benchmark (compare) all components of compensation to other companies within the group.  Caterpillar targets the executive total cash compensation package, as well as the long-term incentive compensation components, at the median level of the comparator group.  The committee believes that targeting at the median level of the comparator group is necessary to attract and retain high-caliber employees.  This ensures that Caterpillar remains competitive while maximizing its resources for stockholders.

Peer Group Benchmarking Changes for 2008
Caterpillar’s revenues have risen sharply and far exceed the median annual revenue for the comparator group (HCG1).  To better align the comparator group with the company’s increased size and future plans for growth, the committee revised the comparator group for 2008.  The committee considered factors such as gross revenues and sales, global presence and positive earnings growth to determine what companies should be included in the comparator group.  Larger companies with higher revenues were added to provide a better basis for comparison.  The updated comparator group includes 28 large public companies that represent a cross section of industries, not just heavy manufacturing companies, and is more in line with Caterpillar’s median sales and revenues.  The updated comparator group will be used for compensation decisions made during 2008 and reported in next year’s CD&A.

Total compensation is a mix of total cash and long-term incentives.

Total cash includes base salary and the Executive Short-Term Incentive Plan (ESTIP) or Short-Term Incentive Plan (STIP).

ESTIP and STIP are annual incentive plans that deliver a targeted percentage of base salary (excluding any variable base pay) based on performance against predetermined enterprise goals.  The plans are designed to focus the NEOs on the shorter-term critical issues that are indicative of improved year-over-year performance.

The Long-Term Incentive Plan (LTIP) includes both equity and the Long-Term Cash Performance Plan (LTCPP).  LTIP is designed to reward the company’s key employees for achieving and exceeding our long-term goals, to drive stockholder return and to foster stock ownership.

Components of Caterpillar’s Compensation Program Compensation for all NEOs is a mix of annual total cash and long-term incentives.

Annual base salary represents a small portion of our NEOs’ compensation.  In fact, on average, 82 percent of annual compensation for our NEOs varies each year based on Caterpillar’s performance.  The following chart shows the 2007 Total Compensation mix (based on targeted compensation).

Total Annual Cash Compensation
The company’s review of 2007 market data showed total annual cash compensation structures for the CEO and vice presidents were below the median level of the HCG1, primarily due to an upward shift in the market.  Consequently, management recommended adjustments to the base salary compensation structures (not individual base salaries) for the CEO and vice presidents to bring total annual cash compensation in line with the median level of the HCG1.  In February 2007, the committee approved the adjustments to base salary structures as shown in the following table.

No adjustments were made to the short-term incentive target opportunities as shown in the following table.

Base Salary
Base salary increases are performance-driven.  The committee uses the criteria described in the “Performance Evaluation” section to assess performance.  These criteria have no particular weighting.  Base salary increases, however, are dependent upon assessment of these factors.  Base salary structures for Caterpillar executives are designed with a midpoint set at the median level of the HCG1.  For all employees, the minimum of the base salary structure is 80 percent of the midpoint and the maximum is 120 percent of the midpoint.  Base salaries for the NEOs are not increased above the midpoint of their respective structures without meeting certain performance requirements.  If NEOs reach the midpoint of their salary structure, any amount awarded above midpoint must be re-earned annually and approved by the committee.  This amount is called variable base pay and is paid in the form of an annual lump sum cash award (disclosed in the “Bonus” column of the Summary Compensation Table on page 41).  This reinforces the performance component of the compensation program for NEOs.

Executive Short-Term Incentive Plan
The CEO and group presidents (NEOs, excluding Mr. Burritt) participated in the 2007 ESTIP.  The CEO was eligible for a target opportunity of 135 percent of base salary and the group presidents were eligible for a target opportunity of 100 percent of base salary.

In February 2007, the committee reviewed and approved two enterprise-focused measures for the 2007 ESTIP.  These two measures link the CEO and group presidents directly to the overall performance of Caterpillar.  The measures and their relative weights in determining ESTIP are as follows:

▪75%  Machinery and Engines Return on Assets (ROA)
▪25%  Enterprise Quality (Product Quality)

Machinery and Engines Return on Assets (ROA) is Machinery and Engines profit after tax (Cat Financial on an equity basis) plus short-term incentive compensation after tax expense, divided by a 13-month average of Machinery and Engines assets.

Enterprise quality was measured by a roll-up of the business unit quality performance factors.

Profit Per Share (PPS) is the portion of a company's profit allocated to each outstanding share of common stock, diluted by the assumed exercise of stock-based compensation awards.  PPS serves as an indicator of a company's profitability.  This is also known as Earnings Per Share (EPS).

Prior to any ESTIP payout a “trigger” must be achieved.  The trigger is based on the company’s PPS.  The committee approved a PPS trigger of $2.50 for ESTIP.  The committee chose a PPS trigger of $2.50 because Caterpillar is committed to maintain a PPS of at least $2.50 during a trough or economic downturn.  If the trigger is not achieved, there is no ESTIP payout.

As with all components of Caterpillar’s compensation program, the ESTIP rewards performance.  For both measures listed above, the committee established threshold, target and maximum performance levels.  If the threshold level is not achieved for a given measure, there is no ESTIP payout on that measure.  Increasingly larger payouts are awarded for achievement of target and maximum performance levels.  The following table outlines the payout factor range that applies to each performance level.  The payout factor for each measure does not exceed 200 percent.

Return On Assets
The committee approved ROA as the largest portion of 2007 ESTIP.  ROA is a good indication of how efficiently the company is using its assets to generate earnings and if successful, it ultimately drives value to our stockholders.  The committee reviewed ten years of Caterpillar forecasted versus actual ROA results to determine the appropriate target for the 2007 ROA measure.  The calculation of corporate ROA was determined using the after-tax ROA excluding the Short-Term Incentive Plan expense.  The profit and assets for each individual business unit were rolled up to create the corporate ROA and the Short-Term Incentive Plan expense was excluded so business units were not penalized for the expense.  The corporate ROA slope ranged from a threshold of 6.87 percent to the maximum of 16.91 percent, with a target of 14.94 percent.  The following chart illustrates ROA performance levels and the related PPS.

At the close of 2006, the reported outlook for Caterpillar’s 2007 PPS was $5.20 to $5.70.

Enterprise Quality
The committee approved enterprise quality as the other factor under the 2007 ESTIP.  Enterprise quality was measured by a roll-up of the various business unit quality performance factors.  Some examples of business unit quality measures were Mean Dealer Repair Frequency (MDRF), Very Early Hour Reliability (VEHR), Significant Part Numbers (SPN) and MQ12005 Certification (MQ12005).  Each business unit’s quality performance factor or factors were weighted based on its applicable 2007 net sales and transfers (an inter-company sale).  The results were averaged to determine the enterprise quality result.

Mean Dealer Repair Frequency (MDRF) measures the dealer repair frequency for a collection of products over a period of time approximately equal to their first year of operation.

Very Early Hour Reliability (VEHR) captures the number of dealer-performed repairs to a product that occur from the pre-delivery inspection through the initial hours of machine operation.

Significant Part Numbers (SPN) are part numbers that have had failures in the last three years on products built in the last five years (unless the part is a Reman part).

MQ12005 certification focuses on safety, quality, velocity and cost for factory manufacturing and assembly.  MQ12005 evaluates both the timing and quality of MQ12005 certification plan submissions against the current year certification requirements.

The 2007 results are:

The final 2007 ESTIP ROA was 13.8 percent resulting in a payout factor of 90.13 percent.  The enterprise quality payout factor was 110.11 percent.  The resulting weighted payout factors from ROA and enterprise quality were added together to calculate the total cash payout factor of 95.13 percent, which resulted in a total payout of $5.5 million to the NEOs, except for Mr. Burritt.  The committee has discretion to reduce ESTIP awards based on performance, but individual increases are not permitted.  There were no adjustments made to the 2007 ESTIP payouts to the applicable NEOs.  Individual amounts are disclosed in the Summary Compensation Table on page 41 of this proxy statement, in the “Non-Equity Incentive Plan Compensation” column.

Short-Term Incentive Plan
As a vice president, our CFO, Mr. Burritt, participated in Caterpillar’s 2007 STIP.  Vice presidents are not only measured on the achievement of their business unit goals, but also on corporate performance factors such as ROA and enterprise quality.  Mr. Burritt was eligible for a target opportunity of 90 percent of base salary.  His weighting was:

▪60%  Machinery and Engines Return on Assets (ROA)
▪20%  Enterprise Quality (Product Quality)
▪20%  Business Unit Measure

PPS was also the “trigger” for the 2007 STIP.  The same methodology applies for STIP as described previously for ESTIP.  The 2007 results are included in the following table.

The resulting weighted payout factors from ROA, enterprise quality and Mr. Burritt’s business unit measures were added together to calculate the total cash payout factor of 116.10 percent under the 2007 STIP.  Mr. Burritt’s individual STIP award amount is disclosed in the Summary Compensation Table on page 41 of this proxy statement, in the “Non-Equity Incentive Plan Compensation” column.

The Long-Term Incentive Plan (LTIP) includes both equity and the Long-Term Cash Performance Plan (LTCPP).  LTIP is designed to reward the company’s key employees for achieving and exceeding our long-term goals, to drive stockholder return and to foster stock ownership.

Run rate measures the rate at which companies grant equity.  It is the number of shares granted under LTIP in any one year divided by the number of common shares outstanding.

An equity award is a stock award representing ownership in the company.  Equity for Caterpillar currently consists of stock-settled Stock Appreciation Rights (SARs), Restricted Stock Units (RSUs) and restricted stock.

The standard equity award is the equity value determined each year by the Compensation Committee.  Each year, we benchmark against our comparator group to determine our standard award level, which is set at the median level of the comparator group.

Level of Difficulty
The committee sets the ESTIP and STIP threshold, target and maximum levels for all measures, including enterprise quality, so the relative difficulty of achieving the target level is consistent from year to year.  The objective is to achieve target (100 percent payout), on average over a period of years, but to make it difficult to achieve the maximum payout in any given year.  Over the past three years, our NEOs have not reached maximum payout during any year.  So, even during this three-year period of record sales and profits, the average payout for our NEOs has been 94 percent of target.

Long-Term Incentive Plan
In the fall of 2006, at the request of the committee, management conducted an LTIP market data review using the HCG1.  The same process was followed in 2004 and 2005.  The market data indicated that the value and proportion of each component of executive total compensation has shifted in recent years. Portfolio approaches, where two or more long-term incentive compensation vehicles are used in some combination, are now common practice. For example, SARs reward share appreciation; time-vested restricted units strengthen and enhance retention; and cash performance awards reinforce a long-term pay-for-results culture.

Caterpillar uses all three vehicles in our executive compensation package.  Instead of awarding all long-term compensation in the form of equity, the committee has decided to award a portion in cash.  The mix between cash and equity is based on the market comparison.  The cash award is tied to long-term shareholder performance due to the measures within the plan.  Providing a portion of long-term incentive in the form of cash also allows Caterpillar the ability to manage our share run rate, and preserve the available pool of shares authorized for issuance under the equity plan.  The 2007 LTIP vehicle mix is in the following table.

Equity
Each year, we benchmark against our comparator group to determine our standard equity award for each salary grade, including our NEOs.  Our process benchmarks total equity value for all salary grades.  Consistent with the company’s compensation philosophy, individuals at higher levels receive a greater proportion of total pay in the form of equity.

In December 2006, the committee approved the 2007 equity design, which consisted of a mix of SARs and RSUs.  This equity design supports our pay for performance and pay at risk philosophy.  RSUs represent actual shares of stock and therefore carry less risk than SARs.

The committee has the discretion to make positive or negative adjustments to equity awards based on a subjective assessment of an individual’s performance, provided these adjustments do not increase the total number of awards used to reward employees.

A Stock Appreciation Right (SAR) is a right to receive Caterpillar common shares based on the appreciation in value of a set number of shares of company stock between the grant date and the exercise date.  SARs were introduced in 2006 because they extend the life of the Caterpillar stock option pool and minimize stockholder dilution.

A Restricted Stock Unit (RSU) is a grant valued in terms of company stock. At the time of the grant, no company stock is issued. The grant entitles the recipient to receive Caterpillar common shares at the time of vesting.  RSUs were introduced in 2007 because they reduce the share run rate and may be more tax efficient for equity-eligible employees outside the United States.

The restricted stock award program is a tool that makes equity a part of the compensation program to help attract and retain outstanding performers.  Key elements of the program are 1) selected performance and retention-based grants can be made to officers and other key employees, as well as prospective employees; 2) restricted shares have three to five year vesting schedules; and 3) restricted shares are forfeited if the grantee leaves Caterpillar prior to vesting.

At the February 2007 committee meeting, Mr. Owens discussed his recommendations with respect to standard equity award adjustments for all other NEOs.  Grant value adjustments were made and were based upon individual performance (discussed in “Other NEOs Compensation Decisions” section of this CD&A).  At the February 2007 board meeting the Chairman of the committee, Mr. Osborn, in consultation with the board, and in accordance with the following “Equity Grant Timing” section, established the grant for Mr. Owens based on exceptional performance (discussed in “Compensation Decisions in 2007 and 2008” section of this CD&A).

The final 2007 SAR & RSU awards are disclosed in the Grants of Plan-Based Awards Table on page 43.

Restricted Stock Award Program
The CEO submits restricted stock grant recommendations to the committee at each committee meeting.  The committee reviews the amount of the proposed grants as well as the CEO’s reasoning.

At the February 2007 meeting, the board awarded Mr. Owens 5,000 shares of restricted stock.  The committee also approved a targeted grant of 2,000 shares of restricted stock for Mr. Vittecoq.  These awards were granted due to Mr. Owens’ and Mr. Vittecoq’s exceptional performance, which is described in the “Chairman and CEO Compensation Decisions” and “Other NEOs Compensation Decisions” sections of this CD&A.

Equity Grant Timing
The grant date for equity awards has historically been in mid-February to early March. The committee uses this timing for grants because it is well after Caterpillar announces year-end financial results and allows sufficient time for stock price stabilization. Caterpillar does not backdate, re-price or grant equity awards retroactively. The committee approved the valuation of the 2007 equity awards at the February 12, 2007 meeting and delegated its authority to finalize the individual grants on the grant date to the committee chair. The grant price was the closing price for Caterpillar stock as reported on the New York Stock Exchange on March 2, 2007 (grant date).

All 2007 equity grants for the NEOs are disclosed in the Grants of Plan-Based Awards Table on page 43 of this proxy statement.

Stock Ownership Requirements
Equity compensation encourages our executives to have an owner’s perspective in managing the company.  Due to the importance of ownership, the committee has set a minimum Caterpillar stock ownership requirement for all participants receiving equity compensation.

NEOs are required to own shares equal to a minimum of 50 percent of the average (based on number of shares) of the last five grants.  For the NEOs, only 10 percent of vested unexercised equity awards count toward target ownership.  In 2008, no vested unexercised awards count toward ownership requirements for the NEOs.  Failure to meet these guidelines results in automatic grant reductions, unless compelling personal circumstances prevent an employee from meeting his or her targeted ownership requirement.

Even though Caterpillar targets all officers’ total compensation at the median level of our comparator group, our target ownership requirements are much higher than the median level of that group, reaching well into the upper quartile of practices of the companies examined.  At present, all NEOs exceed target ownership requirements.

Long-Term Cash Performance Plan
The LTCPP is offered to NEOs and other key employees.  A three-year performance cycle is established each year for determining compensation under the LTCPP.  The committee generally sets threshold, target and maximum levels that make the relative difficulty of achieving the target level consistent from year to year.  The payout amount can vary greatly from one year to the next.  The objective is to be at target, on average, over a period of years.

Typically the committee specifies two measures, such as relative PPS growth and ROE, each weighted 50 percent.  Each measure must meet its respective threshold performance levels before a payout is made under that particular measure, but there is no overall trigger as there is for ESTIP and STIP.  In other words, each measure triggers independently of the other.  Increasingly larger payments are awarded when the target and maximum performance levels are achieved.  The following table outlines the payout factor range that applies to each performance level.

The committee selected the following Standard & Poor’s 500 companies (S&P group) to compare Caterpillar’s performance against the performance of our specific industry.  This S&P group is utilized because market cycle fluctuations are minimized when compared to similar companies.  The S&P group is used only for the relative PPS growth measure, not for setting levels of compensation under the LTCPP.

The Long-Term Cash Performance Plan (LTCPP) award focuses on sustained financial results over a three-year cycle.  It is a pay at risk plan that delivers a targeted percentage of base salary to each participant based on performance against the goals of the entire company.

Relative Profit Per Share (PPS) growth is one of two measures in the LTCPP.  It measures Caterpillar’s PPS growth against those companies in the Standard & Poor’s peer group.

Return On Equity (ROE) is a profitability measure that reveals how much profit a company generates with the money shareholders have invested.  This is one of two measures in the 2005-2007 LTCPP.

The companies in this S&P group are:

Standard & Poor’s Group
▪ 3M Company	▪ General Electric Company	▪ Navistar International Corporation
▪ Cummins Inc.	▪ Honeywell International Inc.	▪ PACCAR Inc
▪ Danaher Corporation	▪ Illinois Tool Works Inc.	▪ Pall Corporation
▪ Deere & Company	▪ Ingersoll-Rand Company Limited	▪ Parker-Hannifin Corporation
▪ Dover Corporation	▪ ITT Industries, Inc.	▪ Textron Inc.
▪ Eaton Corporation	▪ Johnson Controls, Inc.	▪ United Technologies Corporation

The 2007 LTCPP payout was based on a three-year cycle, which began in 2005 and ended in 2007.  The 2005-2007 cycle evaluated two components:  relative PPS growth, measured against the S&P Peer Group, and ROE, again each weighted 50 percent.  In the February 2005 meeting, the committee determined that the targets (shown in the following table) were very challenging and that achieving the targets during this cycle would put the company far ahead of historical benchmark levels at other companies, including the HCG1, the S&P Peer Group and the S&P 500 overall.

2005-2007 LTCPP Measures
	Relative PPS Growth	ROE
Threshold	25th percentile	20%
Target	50th percentile	30%
Maximum	75th percentile	40%

The final 2007 LTCPP ROE was 36.6 percent, resulting in a payout factor of 132.90 percent.  The relative PPS growth percentile rank was 64, resulting in a payout factor of 128.00 percent.  The resulting weighted payout factors were added together to calculate the total cash payout factor of 130.45 percent, which resulted in a payout of $7.8 million for all of the NEOs.

2005-2007 LTCPP	Payout Factor	Measurement
Return on Equity	132.90	Enterprise Return on Equity
Relative PPS Growth	128.00	Relative Profit Per Share Growth measured against S&P Peer Group

The committee has the discretion to reduce individual LTCPP awards based on performance, but individual increases are not permitted.  No adjustments were made to the 2007 LTCPP payouts to the NEOs.  Individual payouts were capped at $2.5 million and are disclosed in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

Compensation Decisions in 2007 and 2008
The Executive Office (CEO and five group presidents) works as a team to drive our corporate strategy and deliver the annual business plan.  Our Executive Short-Term Incentive Plan is based on corporate ROA and enterprise quality metrics and is the same for each executive officer.  Our Long-Term Incentive Plan is the same for each executive officer and is based on corporate PPS growth relative to our peer group and ROE.  Annual merit pay adjustment and equity grants are based on the NEOs achievement of their goals set at the beginning of the year.  Both elements of compensation are benchmarked with peer companies and therefore keep the total compensation package competitive.

Chairman and CEO Compensation Decisions
The CEO is evaluated on company and individual performance metrics.  In February of 2008, the committee reviewed the board’s assessment of Mr. Owens’ individual goals (which were created at the beginning of 2007) and his performance against those goals.  The most critical results for Mr. Owens for 2007 were as  follows:

A Voluntary Employees' Beneficiary Association (VEBA) is a trust fund established pursuant to Section 501(c)(9) of the Internal Revenue Code of 1986, as amended, that provides life, sickness, accident or similar welfare benefits to employees, retirees and their dependents.

The Caterpillar Production System (CPS) is the common Order-To-Delivery process being implemented enterprise-wide to achieve our safety, quality, velocity, earnings and growth goals for 2010 and beyond.

▪ Sales and revenues exceeded the 2007 goal ($42.5 billion) by more than 4 percent.  EPS exceeded 2006 but fell short of the 2007 goal ($5.45) primarily due to higher than planned costs, such as raw material costs.

▪ Operating cash flow (before pension & VEBA) was $5.5 billion — $833 million higher than last year and $18 million higher than the goal.

▪ CPS Executive Scorecard, which measures the successful deployment of CPS, was introduced and implemented.

▪ Period cost (23.2 percent), as a percentage of sales, was better than the goal of 24 percent. ▪ Integrated service businesses related sales and revenue exceeded the 2007 goal of $16 billion.
Integrated service businesses are service businesses containing an important service component.  These businesses include, but are not limited to, aftermarket parts, Cat Financial, Cat Insurance, Cat Logistics, Cat Reman, Progress Rail, OEM Solutions and Solar Turbine Customer Services.

In recognition of Mr. Owens’ strong performance, as evidenced by the company’s record financial results, the committee recommended a lump sum discretionary bonus for exceptional 2007 performance at the February 2008 meeting.  The board approved the bonus.  Mr. Owens’ base salary remained well below the median of the HCG1.  Mr. Owens’ 2007 calendar year compensation is disclosed in the Summary Compensation Table on page 41 of this proxy statement.

Other NEOs’ Compensation Decisions
The CEO presents each NEO’s performance evaluation to the committee.  The focus of the evaluation for other NEOs is based upon product and business unit metrics in their respective areas of responsibility.  The committee noted the following key points for each named executive officer in making compensation decisions in 2007 and 2008:

Stuart L. Levenick, Group President

▪	Reporting divisions recorded sales and profit above aggressive plans.
▪	Asia-Pacific Operations and Solar were among leading divisions for Caterpillar Production System (CPS) deployment.
▪	Provided executive leadership in finalizing plans to become the majority owner of Shin Caterpillar Mitsubishi (Japanese joint venture).
▪	Highly engaged with China management team in obtaining governmental approval for acquisition of SEM (Chinese wheel loader manufacturer) — one of few approvals for 100 percent foreign ownership.
▪	Developed distribution (lane) strategy to support CPS initiative — marketing companies aligned for deployment.
▪	Worked with leadership in Human Services Division to deliver effective cost management for period expenses and health care coverage.
▪	Served as management's interface with the Public Policy Committee.

Douglas R. Oberhelman, Group President

▪	Delivered record results in reciprocating engine business despite demand collapse in on-highway segment.
▪	Recorded markedly better financial results in acquired engine business units — MaK and Perkins.
▪	Safety performance in engine manufacturing units continued to show good progress.
▪	Developed and launched an Asian sourcing plan for engines.
▪	Developed strategies for participation in various engine business segments.
▪	Provided executive leadership support for effective cash deployment, investor relations, business risk management and management's interface with the Audit Committee.

Gerald L. Shaheen, Group President

▪	Effectively worked with divisions to meet customer shipment commitments despite numerous supply chain disruptions.
▪	Provided executive leadership interface for the booming global mining industry.
▪	Worked with North American Commercial Division to hold percent of industry sales, assisted dealers with inventory reduction efforts and mitigated price erosion in very difficult market conditions.
▪	Represented the company very effectively externally through his chairmanship of U.S. Chamber of Commerce Board.

Gerard R. Vittecoq, Group President

▪	Significant increase in sales & revenue in Europe, Africa & Middle East (EAME); and profit contribution from the region was up markedly.
▪	Executive Office champion for the vitally important CPS development and launch — notable company-wide traction achieved.
▪	Passionately drove enterprise product quality improvement initiative, which yielded solid gains.
▪	Sponsored development of global capacity plan which looks beyond current tactical needs to a planned footprint for the 2020 timeframe.
▪	Restructured infrastructure product management team to drive market leadership.

Steven H. Wunning, Group President

▪	Reporting divisions delivered sales/revenues and accountable profit above plan.
▪	Provided strong executive support for Global Purchasing Division, which managed material cost increases to 1.4 percent — above plan levels, but well below inflationary pressures.
▪	Championed Progress Rail acquisition, which in its first full year exceeded expectations.
▪	Led velocity initiative with strong support for CPS deployment and supporting logistics.
▪	Launched strategically important "simplification initiative", which seeks to reduce the number of model configurations offered, suppliers in our value chain and part numbers.
▪	Launched the Mach 1 strategic initiative, the multi-year plan to deliver new global finance and order fulfillment information systems capability across the enterprise.

David B. Burritt, Vice President and Chief Financial Officer

▪	Delivered functional excellence through leadership of Global Finance & Strategic Support Transformation.
▪	Maintained very high employee engagement while leading dramatic improvements in cost management across the finance function.
▪	Continued superior 6 Sigma results.
▪	Actively engaged in re-shaping the finance function through benchmarking and external advisory roles.

In February 2008, the committee approved base salary increases for the individuals named in the “Other NEOs’ Compensation Decisions” section, effective April 2008.  The committee also approved lump sum discretionary bonuses for Mr. Levenick and Mr. Oberhelman based on exceptional 2007 performance (see discussion above, “Other NEOs Compensation Decisions”).  All compensation paid to or earned by NEOs in 2007 is disclosed in the Summary Compensation Table on page 41 of this proxy statement.

Retirement and Other Benefits
The defined contribution and defined benefit plans available to the NEOs (excluding Mr. Vittecoq) are also available to most U.S. Caterpillar salaried and management employees.  All of the NEOs (excluding Mr. Vittecoq) participate in all of the following U.S. retirement plans.

A defined contribution savings plan is a retirement plan that provides for an individual account for each participant and for benefits based solely upon the amount contributed to the participant’s account, and any income, expenses, gains and losses.

A defined benefit pension plan is a retirement plan in which benefits must be definitely determinable.  Plan formulas are geared to retirement benefits, not contributions.  The plan is funded by contributions to a trust account that are separate from the general assets of the company.  The Pension Benefit Guarantee Corporation insures certain benefits.

A qualified retirement plan is afforded special tax treatment for meeting a host of requirements of the Internal Revenue Code.

A nonqualified plan is designed primarily to provide retirement income for essential employees.  There are no limits on benefits or contributions, and there are no reporting requirements so long as it is not funded.

Mr. Vittecoq is not eligible for the U.S. benefit plans because he is on the Swiss payroll and eligible for the Swiss benefit programs.  He participates in Caprevi, Prevoyance Caterpillar and the Swiss Employees’ Investment Plan.  Both are Swiss retirement plans that are available to all other Swiss management employees.  Mr. Vittecoq is eligible under Caprevi, Prevoyance Caterpillar for an early retirement benefit with a four percent reduction before age 60.

Pension Plans
Caterpillar Inc. Retirement Income Plan (RIP)
Most U.S. salaried and management employees are eligible to participate in RIP.  Benefit amounts are not offset for any Social Security benefits.  Plan participants may choose among several payment options, such as a single life annuity, term-certain or various joint and survivor annuity benefits.  Of the NEOs, Mr. Owens, Mr. Oberhelman, Mr. Wunning and Mr. Levenick are currently eligible for early retirement, with a four percent benefit reduction, per year, from age 62.  Mr. Shaheen retired effective February 1, 2008, with more than 40 years of distinguished service.

Supplemental Retirement Plan (SERP)
If an employee’s annual compensation or retirement income benefit under RIP exceeds the Internal Revenue Service tax code limitations, the excess benefits are paid from the SERP.  The formula used to calculate the benefit payable in SERP is the same as that used under RIP.

Savings Plans
Caterpillar 401(k) Plan
Most U.S. salaried and management employees, including the NEOs, are eligible to participate in the 401(k) plan.

▪	Contributions are made on a pre-tax basis.

▪	Participants can contribute up to 70 percent of their base salary and STIP awards.

▪	Contributions are limited by the tax code.

▪	Company matches 100 percent of the first six percent of pay contributed to the savings plan.

▪	All contributions vest immediately.

Supplemental Deferred Compensation Plan (SDCP)
In addition to the 401(k) plan, all NEOs are allowed to participate in SDCP, which provides the opportunity to increase deferrals of base salary and to elect deferrals of STIP and LTCPP awards.

▪
The plan was created in March of 2007 with a retroactive effective date of January 1, 2005.  It effectively replaces SEIP and DEIP (both defined below).  The change allows us to comply with the American Jobs Creation Act of 2004, which added Internal Revenue Code Section 409A.

▪	Contributions are made on a pre-tax basis and are comprised of four possible contribution types:
•	Supplemental Base Pay Deferrals (maximum 70 percent deferral election).
•	Supplemental STIP Deferrals (maximum 70 percent deferral election).
•	Supplemental LTCPP Deferrals (maximum 70 percent deferral election).
•	Excess Base Pay Deferrals (flat six percent deferral election).

▪	Supplemental Base Pay Deferrals earn matching contributions at a rate of six percent of the deferred amount.

▪	Supplemental STIP Deferrals up to six percent are matched dollar-for-dollar.

▪	Supplemental LTCPP Deferrals are not eligible for an employer matching contribution.

▪	Excess Base Pay Deferrals are matched 100 percent by the company.

▪	All contributions vest immediately.

Supplemental Employees’ Investment Plan (SEIP) and Deferred Employees’ Investment Plan (DEIP)

In addition to the 401(k) plan, all NEOs were previously allowed to participate in SEIP and DEIP.  These plans were frozen to new participants and new salary deferrals in March of 2007.  Pay deferred into SEIP and DEIP prior to January 1, 2005 remains in SEIP and DEIP.  Pay deferred on and after January 1, 2005 was transferred to SDCP.

Perquisites
The company provides NEOs a very limited number of perquisites that it and the committee believe are reasonable and consistent with its overall compensation program, and necessary to remain competitive.  The committee annually reviews the levels of perquisites provided to the NEOs.  Costs associated with perquisites provided by the company are included in the All Other Compensation Table appearing on page 42 of this proxy statement.  Descriptions of these perquisites are provided below:

▪
Limited personal use of company aircraft is provided for security purposes and to enable the NEOs to devote additional time to Caterpillar business.  A spouse may accompany an NEO on the company aircraft while he or she is traveling for company business.

▪	Home security systems are provided to ensure the safety of our NEOs.

▪	The NEOs are provided an annual financial counseling allowance.

▪
Mr. Owens participates in the Director’s Charitable Award program, which is provided to all directors of the company, and is funded by life insurance arrangements for which the company pays the premiums. Mr. Owens derives no direct financial benefit from the program.

▪	The Director’s Charitable Award program will be discontinued for new directors after April 1, 2008; current directors will be grandfathered under the plan.

Change in Control
Caterpillar has no special executive severance packages or contracts.  Mr. Vittecoq has an employment contract, which is required by Swiss law.  Our change in control provisions are within our long-term and short-term plans and are standard provisions for these types of plans, which apply to all participants in those plans.  Both plans are stockholder-approved.  Our change in control provisions have no direct correlation with other compensation decisions.

The change in control provisions generally provide accelerated vesting and maximum payout under the incentive plans.  The provisions do not provide any extra stand-alone payments in the event of termination of employment without cause or for good reason within 12 months following a change in control.  They are intended to ensure that executives evaluate business opportunities in the best interests of stockholders.  By having these provisions in place, executives have the ability to make sound business decisions that, without these provisions, could have an adverse impact on their personal situations.  The terms of the change in control provisions are applicable to all employees covered by these plans and are not specific to the NEOs.  Additionally, no payments are made for voluntary separation, resignation and termination for cause.

In the event of a change in control, maximum payout factors are assumed for amounts payable under the 1996 and 2006 Stock Option and Long-Term Incentive Plan (LTIP).

▪
LTIP allows for the maximum performance level, 150 percent payout factor, to be paid under each open plan cycle of the Long-Term Cash Performance Plan.  This is prorated based on the time of active employment during the performance cycle.

▪	All unvested stock options, SARs, restricted stock and restricted stock units vest immediately.

▪	Stock options and SARs remain exercisable over the normal life of the grant.

▪	The Executive Short-Term Incentive Plan (ESTIP) is assumed to achieve the maximum payout factor, 200 percent, under a change in control.

Change in control information is disclosed in the “Potential Payments Upon Termination of Employment or Change in Control” section on page 46 of this proxy statement.

Tax and Accounting Implications
Deductibility of Compensation
The goal of the committee is to comply with the requirements of Internal Revenue Code Section 162(m), to the extent possible, with respect to long-term and short-term incentive programs to avoid losing the deduction for compensation in excess of $1 million paid to our NEOs.  Caterpillar has generally structured performance-based compensation plans with the objective that amounts paid under those plans are tax deductible and the plans must be approved by the company’s stockholders.  However, the committee may elect to provide compensation outside those requirements when necessary to achieve its compensation objectives.

Compensation Recoupment Policy
If the board learns of any misconduct by an officer who contributed to the company restating all or a portion of its financial statements, it will do what is required to correct the misconduct and prevent it from occurring again and, if appropriate, take necessary remedial action.

To determine the corrective action, the board will review the situation to identify whether the restatement was the result of negligence, gross negligence or intentional misconduct.  The board will require reimbursement of any bonus or incentive compensation awarded to an officer or cancel unvested restricted or deferred stock awards previously granted to the executive officer if all of the following apply:

▪	The amount of the bonus or incentive compensation was calculated based on the achievement of certain financial results that were subsequently the subject of a restatement.

▪	The executive engaged in intentional misconduct that caused or partially caused the need for the restatement.

▪	The amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded.

Additionally, at the board’s discretion, it may dismiss the officer, authorize legal action for breach of fiduciary duty or take other action to enforce the executive’s obligations to the company.  In determining appropriate remedial action, the board may take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities.  The board’s power to determine the appropriate punishment for the wrongdoer is in addition to, and not in replacement of, third party actions.

Executive Compensation Tables

2007 Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
J.W. Owens	2007	$1,512,504	$300,000	$918,626	$7,136,911	$4,442,998	$2,575,395	$221,307	$17,107,741
Chairman & CEO	2006	$1,350,003	$300,000	$—	$7,029,846	$3,723,703	$2,171,992	$243,077	$14,818,621
S.L. Levenick	2007	$712,248	$110,000	$260,667	$3,379,672	$1,560,817	$531,446	$85,148	$6,639,998
Group President	2006	$641,253	$120,000	$16,090	$1,076,445	$1,441,021	$487,228	$83,084	$3,865,121
D.R. Oberhelman	2007	$729,996	$198,000	$260,667	$3,412,413	$1,666,505	$568,400	$100,431	$6,936,412
Group President	2006	$721,248	$183,000	$16,090	$1,082,596	$1,633,854	$575,150	$122,180	$4,334,118
G.L. Shaheen	2007	$729,996	$62,000	$289,631	$2,270,803	$1,674,387	$446,786	$94,214	$5,567,817
Group President	2006	$721,248	$135,000	$—	$2,226,118	$1,633,854	$557,644	$99,411	$5,373,275
G.R. Vittecoq (5)	2007	$826,177	$82,618	$315,710	$2,270,803	$1,896,463	$1,228,584	$43,047	$6,663,402
Group President	2006	$753,981	$114,870	$—	$2,226,118	$1,707,398	$1,532,982	$40,159	$6,375,508
S.H. Wunning	2007	$715,746	$24,000	$289,631	$2,585,518	$1,581,445	$708,727	$86,678	$5,991,745
Group President	2006	$657,747	$130,000	$—	$2,226,118	$1,501,523	$621,107	$78,674	$5,215,169
D.B. Burritt	2007	$454,503	$—	$43,190	$647,601	$930,660	$352,648	$63,152	$2,491,754
Vice President & CFO	2006	$405,750	$40,000	$—	$328,059	$861,783	$275,049	$56,047	$1,966,688

1
Amounts include lump sum discretionary bonus (LSDB) payments authorized by the Compensation Committee of the board, lump sum discretionary award (LSDA) paid under STIP and variable base pay (VBP) that must be re-earned annually.  For 2007 performance, NEOs earned the following:  Mr. Owens — $300,000/LSDB; Mr. Levenick — $110,000/LSDB; Mr. Oberhelman — $110,000/LSDB and $88,000/VBP; Mr. Shaheen — $62,000/VBP; Mr. Vittecoq — $82,618/VBP; Mr. Wunning — $24,000/VBP.  All amounts reported for Mr. Vittecoq were paid in Swiss Franc, and have been converted to US dollars using the exchange rate in effect on December 31, 2007 (1 Swiss Franc = .88837 US Dollar).

2
The following RSUs were granted to NEOs on March 2, 2007:  Mr. Owens — 14,238; Mr. Levenick — 4,832; Mr. Oberhelman — 4,832; Mr. Shaheen — 4,832;  Mr. Vittecoq — 4,832; Mr. Wunning — 4,832; and Mr. Burritt — 2,594.  The amounts included in this column represent the amortized expense in accordance with FAS123R and not the compensation realized by the named executive officer.  Assumptions made in the calculation of these amounts are included in Note 2 to the company’s financial statements for the fiscal year ended December 31, 2007 included in Form 10-K filed with the SEC on February 22, 2008.  In addition to the $853,429 of RSUs granted to Mr. Owens, he was also awarded 5,000 shares of restricted stock on April 2, 2007.  The fair market value (average of high and low trading price) of Caterpillar stock on the award date was $66.585 per share.  The restricted stock amount of $65,198 is also included in this column and is based upon the year 2007 amortized expense recognized for financial reporting purposes.  In addition to the $289,631 of RSUs granted to Mr. Vittecoq, he was also awarded 2,000 equivalent shares of restricted stock on April 2, 2007.  The fair market value (average of high and low trading price) of Caterpillar stock on the award date was $66.585 per share.  The restricted stock amount of $26,079 is also included in this column and is based upon the year 2007 amortized expense recognized for financial reporting purposes.

3
The following SARs were granted to NEOs on March 2, 2007:  Mr. Owens — 344,198; Mr. Levenick — 124,396; Mr. Oberhelman — 125,884; Mr. Shaheen — 109,516; Mr. Vittecoq — 109,516; Mr. Wunning — 124,694; and Mr. Burritt — 47,342.  The amounts shown reflect the expense recognized for financial reporting purposes in accordance with FAS123R and not the compensation realized by the named executive officer.  Assumptions made in the calculation of these amounts are included in Note 2 to the company’s financial statements for the fiscal year ended December 31, 2007 included in Form 10-K filed with the SEC on February 22, 2008.

4
The amounts in this column reflect cash payments made to NEOs under ESTIP or STIP in 2008 with respect to 2007 performance and under the LTCPP with respect to performance over a three year plan cycle from 2005 through 2007 as follows:  Mr. Owens — $1,942,998/ESTIP and $2,500,000/LTCPP; Mr. Levenick — $677,757/ESTIP and $883,060/LTCPP; Mr. Oberhelman — $694,409/ESTIP and $972,096/LTCPP; Mr. Shaheen — $694,409/ESTIP and $979,978/LTCPP; Mr. Vittecoq —$787,060/ESTIP and $1,109,403/LTCPP; Mr. Wunning — $681,039/ESTIP and $900,406/LTCPP; and Mr. Burritt — $475,089/STIP and $455,571/LTCPP.  All amounts reported for Mr. Vittecoq were paid in Swiss Franc, and have been converted to US dollars using the exchange rate in effect on December 31, 2007 (1 Swiss Franc = .88837 US Dollar).

5
Because NEOs do not receive “preferred or above market” earning on compensation deferred into SDCP, SEIP and/or DEIP, the amount shown represents only the change between the actuarial present value of each officer’s total accumulated pension benefit between November 30, 2006 and November 30, 2007.  For Mr. Vittecoq, who is covered under a Swiss pension plan, the actuarial present value of his pension benefit change was calculated between September 30, 2006 and September 30, 2007.  The amount assumes the pension benefit is payable at each NEO’s earliest unreduced retirement age based upon the officer’s current compensation.

6
All Other Compensation consists of the following items detailed in a separate table appearing on page 42:  Matching contributions to the company’s 401(k) plan, matching contributions to SDCP, SEIP and/or DEIP, travel on corporate aircraft, financial counseling, home security and life insurance premiums for the Directors’ Charitable Award Program.

2007 All Other Compensation Table
Name	Year	Matching Contributions 401(k)	Matching Contributions SDCP	Financial Counseling	Corporate Aircraft (2)	Tax Gross-Up on Corporate Aircraft	Home Security (3)	Director’s Charitable Award Insurance Premiums (4)	Other (5)	Total All Other Compensation
J. W. Owens	2007	$13,500	$168,672	$4,545	$—	$3,660	$919	$30,011	$—	$221,307
	2006	$13,200	$150,876	$14,000	$5,805	$3,694	$25,491	$30,011	$—	$243,077
S. L. Levenick	2007	$13,500	$62,265	$8,000	$—	$464	$919	$—	$—	$85,148
	2006	$13,200	$55,541	$8,000	$1,376	$603	$2,150	$—	$2,214	$83,084
D. R. Oberhelman	2007	$13,500	$72,726	$4,975	$—	$4,795	$4,435	$—	$—	$100,431
	2006	$13,200	$68,314	$6,925	$4,610	$3,004	$26,127	$—	$—	$122,180
G. L. Shaheen	2007	$13,500	$69,066	$2,284	$—	$8,445	$919	$—	$—	$94,214
	2006	$13,200	$68,435	$345	$10,042	$6,542	$847	$—	$—	$99,411
G. R. Vittecoq (1)	2007	N/A	$33,047	$10,000	$—	$—	$—	$—	$—	$43,047
	2006	N/A	$30,159	$10,000	$—	$—	$—	$—	$—	$40,159
S. H. Wunning	2007	$13,500	$65,178	$8,000	$—	$—	$—	$—	$—	$86,678
	2006	$13,200	$57,474	$8,000	$—	$—	$—	$—	$—	$78,674
D. B. Burritt	2007	$13,500	$39,647	$7,500	$—	$1,586	$919	$—	$—	$63,152
	2006	$13,200	$29,127	$11,000	$—	$—	$2,720	$—	$—	$56,047

[1]	Mr. Vittecoq participates in a non-U.S. Employee Investment Plan.
[2]
There was no personal use of corporate aircraft by NEOs in 2007.  In some cases, space permitting, a spouse accompanied an NEO on a business trip in 2007.  There was no “incremental cost” to the company associated with the spousal accompany travel on corporate aircraft, except for the tax gross-up associated with the spousal travel.  Company aircraft is provided for security purposes, and allows the NEOs to devote additional time to Caterpillar business.  CEO approval is required for personal use of corporate aircraft.  The amounts shown for the year 2006 were based upon the Standard Industry Fare Level (SIFL) formula.

[3]	Amounts reported for Home Security represent the cost provided by an outside security provider for hardware and monitoring service.
[4]
Mr. Owens received no direct compensation for serving on the board, but is entitled to participate in the Directors’ Charitable Award Program.  Amount reported includes company paid life insurance premium and administrative fees for Mr. Owens.

[5]	Mr. Levenick was an International Service Employee (ISE) based in Japan until his return to the U.S. in July 2004. The 2006 amount contains a U.S. tax gross-up on moving expenses.

Grants of Plan-Based Awards in 2007
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold	Target	Maximum
J.W. Owens		$1,306,878	$2,613,757	$3,920,635	—	—	$—	$—
	03/02/2007	$—	$—	$—	14,238	—	$—	$853,429
	03/02/2007	$—	$—	$—	—	344,198	$63.04	$7,136,911
	04/02/2007	$—	$—	$—	5,000	—	$—	$332,925
S.L. Levenick		$398,244	$796,488	$1,194,732	—	—	$—	$—
	03/02/2007	$—	$—	$—	4,832	—	$—	$289,631
	03/02/2007	$—	$—	$—	—	124,396	$63.04	$2,579,339
D.R. Oberhelman		$401,498	$802,996	$1,204,493	—	—	$—	$—
	03/02/2007	$—	$—	$—	4,832	—	$—	$289,631
	03/02/2007	$—	$—	$—	—	125,884	$63.04	$2,610,192
G.L. Shaheen		$144,985	$289,971	$434,956	—	—	$—	$—
	03/02/2007	$—	$—	$—	4,832	—	$—	$289,631
	03/02/2007	$—	$—	$—	—	109,516	$63.04	$2,270,803
G.R. Vittecoq		$454,398	$908,797	$1,363,195	—	—	$—	$—
	03/02/2007	$—	$—	$—	4,832	—	$—	$289,631
	03/02/2007	$—	$—	$—	—	109,516	$63.04	$2,270,803
	04/02/2007	$—	$—	$—	2,000	—	$—	$145,120
S.H. Wunning		$398,885	$797,771	$1,196,656	—	—	$—	$—
	03/02/2007	$—	$—	$—	4,832	—	$—	$289,631
	03/02/2007	$—	$—	$—	—	124,694	$63.04	$2,585,518
D.B. Burritt		$208,277	$416,553	$624,830	—	—	$—	$—
	03/02/2007	$—	$—	$—	2,594	—	$—	$155,485
	03/02/2007	$—	$—	$—	—	47,342	$63.04	$981,632

1
The amounts reported in this column are awards under the LTCPP based upon an executive’s base salary throughout the three-year cycle, a predetermined percentage of that salary, and Caterpillar’s achievement of specified performance levels (relative profit per share growth and return on assets) over the three-year period.  The threshold amount will be earned if 50 percent of the targeted performance level is achieved.  The target amount will be earned if 100 percent of the targeted performance level is achieved.  The maximum award amount will be earned at 150 percent of targeted performance level. Base salary levels for 2007 were used to calculate the estimated dollar value of future payments for the 2007 to 2009 performance cycle.  The CD&A discusses in greater detail the performance metrics utilized in the LTCPP cycle.  The actual ESTIP and STIP cash payouts for the 2007 plan year are reported in the column "Non-Equity Incentive Plan Compensation" of the Summary Compensation Table.

2
All RSUs granted to the NEOs will vest after three years from the grant date.  Plan provisions exist for accelerated vesting in the event of terminations due to long-service separation (age 55 with 10 or more years of company service), death, total disability or change in control.  The actual realizable value of the RSU will depend on the fair market value of Caterpillar stock at the time of vesting.  In addition to the 14,238 RSUs granted to Mr. Owens, he was awarded 5,000 shares of restricted stock on April 2, 2007.  The restricted stock vests over a five-year period, with one third vesting after three years from the grant date, one third vesting on the fourth year from the grant date, and the final third vesting on the fifth year from the grant date.   In addition to the 4,832 RSUs granted to Mr. Vittecoq, he was also awarded 2,000 equivalent shares of restricted stock on April 2, 2007.  The restricted stock vests over a five-year period, with one third vesting after three years from the grant date, one third vesting on the fourth year from the grant date and the final third vesting on the fifth year from the grant date.

3
Amounts reported represent SARs granted under the LTIP.  The exercise price for all SARs granted to the NEOs is the closing price of Caterpillar stock on the grant date.  The grant price was based upon the closing price ($63.04) for Caterpillar stock on the grant date of March 2, 2007.  All SARs and RSUs granted to the NEOs will vest after three years from the grant date.  Plan provisions exist for accelerated vesting in the event of terminations due to long-service separation (age 55 with 10 or more years of company service), death, total disability or change in control.  The actual realizable value of the SAR will depend on the fair market value of Caterpillar stock at the time of exercise.  The value of the RSU will depend on the fair market value of Caterpillar stock at the time of vesting.

4
The amounts shown do not reflect realized compensation by the NEO.  The amounts shown represent the value of the SAR, RSU, and restricted stock based upon the fair value on the granting date as determined in accordance with FAS123R.

Outstanding Equity Awards at 2007 Fiscal Year-End
Name	Grant Date	Vesting Date	Option Awards				Stock Awards
			Number of Securities Underlying Unexercised SARs/Options		SAR / Option Exercise Price	SAR / Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)
			Exercisable	Unexercisable
J.W. Owens	06/08/1999	06/08/2002	100,000	—	$31.1719	06/08/2009	—	—
	06/12/2000	06/12/2003	108,000	—	$19.2032	06/12/2010	—	—
	06/12/2001	06/12/2004	108,000	—	$26.7650	06/12/2011	—	—
	06/11/2002	06/11/2005	122,000	—	$25.3575	06/11/2012	—	—
	06/10/2003	06/10/2006	140,000	—	$27.1425	06/10/2013	—	—
	06/08/2004	12/31/2004	460,000	—	$38.6275	06/08/2014	—	—
	02/18/2005	02/18/2005	460,000	—	$45.6425	02/18/2015	—	—
	02/17/2006	02/17/2009	—	300,000	$72.05	02/17/2016	—	—
	03/02/2007	03/02/2010	—	344,198	$63.04	03/02/2017	—	—
	—	—	—	—	$—	—	14,238	$1,033,109
	—	—	—	—	$—	—	25,000	$1,814,000
S.L. Levenick	06/11/2002	06/11/2005	54,000	—	$25.3575	06/11/2012	—	—
	06/10/2003	06/10/2006	54,000	—	$27.1425	06/10/2013	—	—
	06/08/2004	12/31/2004	126,000	—	$38.6275	06/08/2014	—	—
	02/18/2005	02/18/2005	130,000	—	$45.6425	02/18/2015	—	—
	02/17/2006	02/17/2009	—	105,000	$72.05	02/17/2016	—	—
	03/02/2007	03/02/2010	—	124,396	$63.04	03/02/2017	—	—
	—	—	—	—	$—	—	4,832	$350,610
	—	—	—	—	$—	—	1,000	$72,560
D.R. Oberhelman	06/09/1998	06/09/2001	19,410	—	$27.8438	06/09/2008	—	—
	06/08/1999	06/08/2002	42,000	—	$31.1719	06/08/2009	—	—
	06/12/2000	06/12/2003	48,000	—	$19.2032	06/12/2010	—	—
	06/12/2001	06/12/2004	48,000	—	$26.7650	06/12/2011	—	—
	06/11/2002	06/11/2005	122,000	—	$25.3575	06/11/2012	—	—
	06/10/2003	06/10/2006	140,000	—	$27.1425	06/10/2013	—	—
	06/08/2004	12/31/2004	140,000	—	$38.6275	06/08/2014	—	—
	02/18/2005	02/18/2005	140,000	—	$45.6425	02/18/2015	—	—
	02/17/2006	02/17/2009	—	110,000	$72.05	02/17/2016	—	—
	03/02/2007	02/17/2010	—	125,884	$63.04	03/02/2017	—	—
	—	—	—	—	$—	—	4,832	$350,610
	—	—	—	—	$—	—	7,000	$507,920
G.L. Shaheen	06/09/1998	06/09/2001	38,410	—	$27.8438	06/09/2008	—	—
	06/08/1999	06/08/2002	96,792	—	$31.1719	06/08/2009	—	—
	06/11/2002	06/11/2005	122,000	—	$25.3575	06/11/2012	—	—
	06/10/2003	06/10/2006	140,000	—	$27.1425	06/10/2013	—	—
	06/08/2004	12/31/2004	140,000	—	$38.6275	06/08/2014	—	—
	02/18/2005	02/18/2005	140,000	—	$45.6425	02/18/2015	—	—
	02/17/2006	02/17/2009	—	95,000	$72.05	02/17/2016	—	—
	03/02/2007	03/02/2010	—	109,516	$63.04	03/02/2017	—	—
	—	—	—	—	$—	—	4,832	$350,610
G.R. Vittecoq	06/12/2000	06/12/2003	23,968	—	$19.2032	06/12/2010	—	—
	06/12/2001	06/12/2004	48,000	—	$26.7650	06/12/2011	—	—
	06/11/2002	06/11/2005	54,000	—	$25.3575	06/11/2012	—	—
	06/10/2003	06/10/2006	54,000	—	$27.1425	06/10/2013	—	—
	06/08/2004	12/31/2004	126,000	—	$38.6275	06/08/2014	—	—
	02/18/2005	02/18/2005	130,000	—	$45.6425	02/18/2015	—	—
	02/17/2006	02/17/2009	—	95,000	$72.05	02/17/2016	—	—
	03/02/2007	03/02/2010	—	109,516	$63.04	03/02/2017	—	—
	—	—	—	—	$—	—	4,832	$350,610
	—	—	—	—	$—	—	2,723	$197,581
S.H. Wunning	06/12/2000	06/12/2003	48,000	—	$19.2032	06/12/2010	—	—
	06/12/2001	06/12/2004	48,000	—	$26.7650	06/12/2011	—	—
	06/11/2002	06/11/2005	60,000	—	$25.3575	06/11/2012	—	—
	06/10/2003	06/10/2006	54,000	—	$27.1425	06/10/2013	—	—
	06/08/2004	12/31/2004	126,000	—	$38.6275	06/08/2014	—	—
	02/18/2005	02/18/2005	130,000	—	$45.6425	02/18/2015	—	—
	02/17/2006	02/17/2009	—	95,000	$72.05	02/17/2016	—	—
	03/02/2007	03/02/2010	—	124,694	$63.04	03/02/2017	—	—
	—	—	—	—	$—	—	4,832	$350,610
D.B. Burritt	06/10/2003	06/10/2006	23,100	—	$27.1425	06/10/2013	—	—
	06/08/2004	12/31/2004	23,100	—	$38.6275	06/08/2014	—	—
	02/18/2005	02/18/2005	54,000	—	$45.6425	02/18/2015	—	—
	02/17/2006	02/17/2009	—	48,000	$72.05	02/17/2016	—	—
	03/02/2007	03/02/2010	—	47,342	$63.04	03/02/2017	—	—
	—	—	—	—	$—	—	2,594	$188,221

1	SARs granted in 2007 are exercisable three years after the grant date. The SARs were granted with a 10-year term, subject to earlier termination in the event of separation from service.
2
In addition to the RSUs and restricted stock granted in 2007 to the NEOs (reported in the 2007 Summary Compensation Table), the amounts shown also include the portion of any prior grants that were not vested as of December 31, 2007.

3
The market value of the non-vested RSUs and restricted shares (or equivalent shares in the case of Mr. Vittecoq) is calculated using the closing price of Caterpillar common stock on December 31, 2007 ($72.56 per share).

2007 Option Exercises and Stock Vested
	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
J.W. Owens	100,000	$4,513,120	—	$—
S.L. Levenick	75,042	$3,770,308	—	$—
D.R. Oberhelman	60,722	$2,941,608	2,000	$133,170
G.L. Shaheen	—	$—	—	$—
G.R. Vittecoq	19,360	$985,387	686	$43,281
S.H. Wunning	—	$—	—	$—
D.B. Burritt	—	$—	—	$—

1
Upon exercise, option holders may surrender shares to pay the option exercise price and satisfy income tax-withholding requirements.  The amounts shown are gross amounts absent netting for shares surrendered.

2
Upon release of the restricted stock, shares are surrendered to satisfy income tax-withholding requirements.  The amounts shown are gross amounts absent netting for shares surrendered.  Mr. Vittecoq received a cash payment for the value of his equivalent restricted shares.  Equivalent restricted shares are issued to Mr. Vittecoq as they provide a tax efficient vehicle under Swiss tax law.

2007 Pension Benefits
Name	Plan Name (1)	Number of Years of Credited Service (2)	Present Value of Accumulated Benefit (3)	Payments During Last Fiscal Year
J.W. Owens	RIP	35.00	$1,980,724	$—
	SERP	35.00	$11,686,795	$—
S.L. Levenick	RIP	30.42	$1,100,136	$—
	SERP	30.42	$2,238,068	$—
D.R. Oberhelman	RIP	32.42	$1,187,366	$—
	SERP	32.42	$3,267,872	$—
G.L. Shaheen	RIP	35.00	$1,938,736	$—
	SERP	35.00	$5,986,404	$—
G.R. Vittecoq	Caprevi, Prevoyance	31.92	$9,200,385	$—
S.H. Wunning	RIP	34.50	$1,410,738	$—
	SERP	34.50	$3,081,652	$—
D.B. Burritt	RIP	29.83	$951,702	$—
	SERP	29.83	$757,285	$—

1
RIP is a noncontributory U.S. qualified defined benefit pension plan and SERP is a U.S. non-qualified pension plan.  The benefit formula is 1.5 percent for each year of service (capped at 35 years) multiplied by the final average earnings during the highest five of the final ten years of employment.  Final average earnings include base salary, short-term incentive compensation and deferred compensation.  If an employee’s annual retirement income benefit under the qualified plan exceeds the Internal Revenue Code limitations, the excess benefits are paid from SERP.  SERP is not funded.  The formula used to calculate the benefit payable in the SERP is the same as that which is used under RIP.  Mr. Vittecoq participates in Caprevi, Prevoyance Caterpillar, a Swiss pension benefit plan.  The Swiss plan requires participants to contribute approximately 7 percent of pensionable income to the plan.  The benefit formula is 1.75 percent for each year of service multiplied by the final average earnings for the highest three years of a participant’s career.  Final average earnings consist of base salary and short-term incentive pay, reduced by a prescribed percentage to arrive at “salary considered for contribution.”  The benefit can be received in a 100 percent lump sum payment or annuity.

2
Mr. Owens and Mr. Shaheen have both accumulated more than 35 years of service with the company.  Amounts payable under both RIP and SERP are based upon a maximum of 35 years of service.  All RIP and SERP participants may receive their benefit immediately following termination of employment, or may defer benefit payments until any time between early retirement age and normal retirement age.  Normal retirement age is defined as age 65 with 5 years of service.  Early retirement is defined as:  any age with 30 years of service, age 55 with 15 years of service, age plus service = 85 points, or age 60 with 10 years of service.  If a participant elects early retirement, benefits are reduced by 4 percent, per year, before age 62.  Currently, Mr. Owens, Mr. Oberhelman, and Mr. Wunning are eligible for early retirement, with a 4 percent reduction.  Mr. Shaheen retired effective February 1, 2008, but was eligible for early retirement with no reduction as of December 31, 2007.  Mr. Vittecoq is eligible under the Swiss pension plan for an early retirement benefit with a 4 percent reduction before age 60.

3
The amount in this column represents the actuarial present value for each NEO’s accumulated pension benefit at November 30, 2007, assuming benefits are payable at each NEO’s earliest unreduced retirement age based upon current level of pensionable income.  The interest rate of 5.84 percent and the RP2000 mortality table used in the calculations are based upon the U.S. FAS 87 disclosure at November 30, 2007.  Mr. Vittecoq’s lump sum present value accumulated benefit is based upon the Swiss pension measurement date of September 30, 2007.  The EVK 2000 mortality table and the Swiss FAS 87 interest rate of 3.5 percent were used to calculate Mr. Vittecoq’s benefit.

2007 Nonqualified Deferred Compensation (1)
Name	Executive Contributions in 2007 (1)	Registrant Contributions in 2007 (2)	Aggregate Earnings in 2007 (3)	Aggregate Balance at 12/31/07 (1)
J.W. Owens	$168,672	$168,672	$282,507	$3,425,613
S.L. Levenick	$196,168	$62,265	$357,060	$5,321,390
D.R. Oberhelman	$212,465	$72,726	$357,974	$2,300,071
G.L. Shaheen	$442,897	$69,066	$774,841	$4,238,942
G.R. Vittecoq	$49,571	$33,047	$383,999	$2,387,009
S.H. Wunning	$377,884	$65,178	$315,837	$3,048,335
D.B. Burritt	$39,647	$39,647	$25,795	$355,537

1
SDCP is a non-qualified deferred compensation plan that was created in March of 2007 with a retroactive effective date of January 1, 2005 and effectively replaced the existing plans, SEIP and DEIP.  All future contributions will be made under SDCP and the aggregate balance at 12/31/07 column includes any amounts deferred under SEIP and/or DEIP prior to the creation of SDCP.

2
SDCP allows eligible U.S. employees, including all NEOs (except Mr. Vittecoq) to voluntarily defer a portion of their base salary and short-term incentive pay into the plan and receive a company matching contribution. LTCPP pay may also be deferred, but does not qualify for any company matching contributions.  Mr. Vittecoq is a participant in a non-U.S. Employee Investment Plan that allows him to contribute a portion of his base salary to the plan and receive a company matching contribution.  Amounts deferred by executives in 2007 for base salary, short-term incentive pay and/or long-term cash performance payouts are included in the 2007 Summary Compensation Table.  Matching contributions in non-qualified deferred compensation plans made by Caterpillar in 2007 are also included in the 2007 All Other Compensation Table under the Matching Contributions SDCP column.  SDCP participants may elect a lump sum payment, or an installment distribution payable for up to 15 years after separation.

3	Aggregate earnings comprise interest, dividends, capital gains and appreciation/depreciation of investment results.

Potential Payments Upon Termination or Change in Control

General
Caterpillar does not have any special severance agreements or packages (such as golden parachutes) under which payments are to be made to any NEO.  Potential payments to NEOs may, however, be available under the terms of existing compensation and benefit programs in the case of 1) termination (including voluntary separation, termination for cause or long-service separation) or 2) a change in control of the company.  The terms applicable to these potential payments in various termination scenarios are discussed below.

Any payments that would be provided to a named executive officer under plans generally available to management employees similarly situated to the NEOs in age, years of service, date of hire, etc. that do not discriminate in favor of the NEOs (such as death and disability benefits, retiree medical and life insurance benefits) are not quantified in the following tabular information.  The discussion below assumes that each NEO is eligible for benefits unless otherwise noted.

The following narrative and tabular information describes and quantifies certain payments and benefits that would become payable under existing plans and arrangements if the named executive’s employment had terminated on December 31, 2007.  The information is provided relative to the NEO’s compensation and service levels as of the date specified.  If applicable, they are based on the company’s closing stock price on the specified date.

Terms of Potential Payments - Termination
The terms of potential payments to NEOs in each of the following termination scenarios under existing compensation and benefit programs follows:

▪	Voluntary Separation (resignation or termination without cause)
▪	Termination for Cause (termination)
▪	Long-Service Separation (retirement)

Equity awards
Unvested equity awards granted to NEOs in accordance with the long-term plan become fully vested and exercisable upon retirement.  In the event of resignation, NEOs keep vested equity awards but forfeit any that are not yet vested.  If terminated, equity awards that are outstanding (whether vested or unvested) will expire.  Potential amounts and assumptions regarding equity awards are included in the Potential Payments upon Termination or Change in Control Table (Potential Payments Table) on page 48.  These terms are applicable to all employees covered by the long-term incentive plan.

Short-term incentive pay
In the event of retirement at December 31, 2007, NEOs would be eligible to receive the amount otherwise payable to them for the 2007 plan year under their applicable STIP.  In the case of termination or resignation at December 31, 2007, the NEO would forfeit all short-term incentive pay.  Potential amounts and assumptions regarding the short-term incentive pay are included in the Potential Payments Table on page 48.

Long-term performance awards
In the event of retirement at December 31, 2007, NEOs would be eligible to receive amounts otherwise payable to them under the LTCPP feature of the Caterpillar Inc. 2006 Long-Term Incentive Plan and the 1996 Stock Option and Long-Term Incentive Plan (long-term plan).  The NEOs’ eligibility and award amount would be determined at the conclusion of the performance period, depending on the achievement of the established performance criteria.  Potential amounts and assumptions regarding the short-term incentive pay are included in the Potential Payments Table on page 48.  These terms are applicable to all employees covered by the long-term plan.

Deferred compensation
The Non-Qualified Deferred Compensation Table on page 48 describes unfunded, non-qualified deferred compensation plans that permit the deferral of salary, bonus and short-term cash performance awards by NEOs.  These plans also provide for matching contributions by the company.  LTCPP pay may also be deferred, but is not eligible for a company matching contribution.

NEOs are eligible to receive the amount in their deferred compensation account following termination under any termination scenario unless the named executive elects to further defer payment as permitted by the plans.  The Non-Qualified Deferred Compensation column of the Potential Payments Table assumes the NEO terminated employment at December 31, 2007 with no further deferral of payments.

Severance pay
Other than in accordance with the terms of existing compensation and benefit programs, no special severance payments will be made to any NEOs.

Perquisites
In the event of retirement, perquisites such as financial counseling or security may be provided to the NEO.

Pension benefits
The footnotes to the Pension Benefits Table on page 48 include a description of the defined benefit pension plans (qualified and non-qualified) in which the NEOs participate, including the years of credited service and the present value of each NEO’s accumulated pension benefit.  These pension benefits are available to management employees generally and are not quantified in the tabular information in the Potential Payments Table.

Terms & Potential Payments – Change in Control
Change in control provisions within our long and short-term plans generally provide for accelerated vesting.  Potential payment amounts and assumptions are included in the Potential Payments Table on page 48.  These change in control provisions are designed so that employees are not harmed in the event of termination of employment without cause or for good reason within 12 months following a change in control.  The provisions are intended to ensure that executives evaluate business opportunities in the best interests of stockholders.  The terms are applicable to all employees covered by these plans and there are no payments made for voluntary separation, resignation and termination for cause.

Potential Payments Upon Termination or Change in Control
		Equity Awards		Incentive
Name	Termination Scenario	Stock Options/ SARs (1)	Restricted Stock/ RSUs (2)	Short-term Incentive (3)	Long-term Incentive (4)	Non-Qualified Deferred Comp. (5)	Total
J. W. Owens	Voluntary Separation/Resignation	$—	$—	$—	$—	$3,425,613	$3,425,613
	Long-Service Separation/Retirement	$3,429,765	$2,847,109	$1,942,998	$2,537,919	$3,425,613	$14,183,404
	Termination for Cause	$—	$—	$—	$—	$3,425,613	$3,425,613
	Change in Control	$3,429,765	$2,847,109	$4,000,000	$2,973,545	$3,425,613	$16,676,032
S. L. Levenick	Voluntary Separation/Resignation	$—	$—	$—	$—	$5,321,390	$5,321,390
	Long-Service Separation/Retirement	$1,237,800	$423,170	$677,757	$774,795	$5,321,390	$8,434,912
	Termination for Cause	$—	$—	$—	$—	$5,321,390	$5,321,390
	Change in Control	$1,237,800	$423,170	$1,424,496	$1,162,193	$5,321,390	$9,569,049
D. R. Oberhelman	Voluntary Separation/Resignation	$—	$—	$—	$—	$2,300,071	$2,300,071
	Long-Service Separation/Retirement	$1,254,516	$858,530	$694,409	$800,857	$2,300,071	$5,908,383
	Termination for Cause	$—	$—	$—	$—	$2,300,071	$2,300,071
	Change in Control	$1,254,516	$858,530	$1,459,992	$1,201,286	$2,300,071	$7,074,395
G. L. Shaheen	Voluntary Separation/Resignation	$—	$—	$—	$—	$4,238,942	$4,238,942
	Long-Service Separation/Retirement	$1,091,042	$350,610	$694,409	$466,276	$4,238,942	$6,841,279
	Termination for Cause	$—	$—	$—	$—	$4,238,942	$4,238,942
	Change in Control	$1,091,042	$350,610	$1,459,992	$699,414	$4,238,942	$7,840,000
G. R. Vittecoq	Voluntary Separation/Resignation	$—	$—	$—	$—	$2,387,009	$2,387,009
	Long-Service Separation/Retirement	$1,091,042	$546,159	$787,060	$878,773	$2,387,009	$5,690,043
	Termination for Cause	$—	$—	$—	$—	$2,387,009	$2,387,009
	Change in Control	$1,091,042	$546,159	$1,652,358	$1,318,159	$2,387,009	$6,994,727
S. H. Wunning	Voluntary Separation/Resignation	$—	$—	$—	$—	$3,048,335	$3,048,335
	Long-Service Separation/Retirement	$1,235,537	$350,610	$681,039	$780,110	$3,048,335	$6,095,631
	Termination for Cause	$—	$—	$—	$—	$3,048,335	$3,048,335
	Change in Control	$1,235,537	$350,610	$1,431,492	$1,170,165	$3,048,335	$7,236,139
D. B. Burritt	Voluntary Separation/Resignation	$—	$—	$—	$—	$355,537	$355,537
	Long-Service Separation/Retirement	$475,176	$188,221	$475,089	$404,303	$355,537	$1,898,326
	Termination for Cause	$—	$—	$—	$—	$355,537	$355,537
	Change in Control	$475,176	$188,221	$475,089	$606,454	$355,537	$2,100,477

1
In the event of termination of employment due to a change in control, maximum payout factors are assumed for amounts payable under The Caterpillar Inc. 2006 Long-Term Incentive Plan (LTIP) and the prior plan The 1996 Stock Option and Long-Term Incentive Plan and ESTIP.  Additionally, all unvested stock options, SARs, restricted stock and restricted stock units vest immediately.  Stock options and SARs remain exercisable over the normal life of the grant.  For valuation purposes, the vesting of both the 2007 and 2006 SAR grant were “in the money” as of 12/31/2007, as the grant price of $63.04 and $72.05 was less than the year-end stock price of $72.56.  Both grants were not fully vested as of 12/31/2007.  For separations due to long-service separation/retirement, death, and disability, the life of the equity grant is reduced to a maximum of 60 months from the date of separation or 10 years from the original granting date, whichever date arrives first.  For voluntary separations, the equity grant life is reduced to 60 days from the date of separation.

2
The LTIP allows immediate vesting to occur on outstanding restricted stock and restricted stock units in the event of a change in control.  The valuation shown is based upon the number of shares vesting multiplied by the closing price of Caterpillar common stock on December 31, 2007, which was $72.56 per share.

3
ESTIP provisions provide for the maximum payout allowed under the plan in the event of a change in control.  The plan provisions limit the payout to a maximum of $4 million in any single year.  Mr. Owens’ payout for a change in control is capped at $4 million.  This amount is less than his plan payout at maximum.   Therefore, amounts shown for change in control represent the maximum payout available under ESTIP for all NEOs, with the exception of Mr. Burritt.  Mr. Burritt is a participant in STIP, which has no plan provisions for a change in control.  Thus, Mr. Burritt’s amount shown for change in control is his actual payout available under the plan.  In the event of a voluntary separation or termination for cause before the completion of the performance period, both the ESTIP and STIP plan participant forfeit any benefit.  Participants in both the ESTIP and STIP who separate via a long-service separation/retirement receive a prorated benefit based on the time of active employment during the performance period.

4
The LTCPP provisions provide for maximum payout allowed for each open plan cycle in the event of a change in control. Participants who separate via a change in control receive a prorated benefit based on the time of active employment during the performance period.  Change in control amounts shown for all NEOs represent a prorated benefit at maximum payout for plan cycles 2006-2008 and 2007-2009, both of which are open cycles as of 12/31/2007.  Plan provisions in effect for the 2006-2008 performance cycle restrict Mr. Owens’ payout to a $2.5 million cap per plan cycle.  The $2.5 million cap was increased to $5 million beginning with the 2007-2009 performance cycle granted under the Caterpillar Inc. 2006 Long-Term Incentive Plan.  The 2005-2007 plan cycle amounts are not shown as this cycle was fully vested as of 12/31/2007.  Participants who separate via a long-service separation/retirement receive a prorated benefit based on the time of active employment during the performance period.  The amount shown for long-service separation/retirement is the NEO’s prorated benefit based on a target payout for plan cycles 2006-2008 and 2007-2009, both of which were open cycles as of 12/31/2007.  Participants forfeit any benefit upon a voluntary separation or a termination for cause that occurs prior to the completion of the performance period.  Mr. Shaheen retired on February 1, 2008, and his Long-Term Incentive amounts have been prorated for his period of active employment.

5	Amounts assume Termination or Change in Control separation occurring on December 31, 2007, with no further deferral of available funds.

Director Compensation

Of our current board members, only Mr. Owens is a salaried employee of Caterpillar. Non-employee directors are compensated for board service.  For 2007, compensation for non-employee directors was comprised of the following components:

Retainer:	$90,000 annually
Committee Chairman Stipend:	Audit	$15,000 annually
	Compensation	$10,000 annually
	Governance	$ 7,500 annually
	Public Policy	$ 6,000 annually
Audit Committee Members Stipend:	$10,000 annually
Stock Appreciation Rights (SARS):	5,833 SARs – 2007 Grant

In addition to the above, the company reimburses expenses related to attendance of meetings to non-employee directors.

Under Caterpillar’s Directors’ Deferred Compensation Plan (DDCP), directors may defer 50 percent or more of their annual retainer and stipend in an interest-bearing account or an account representing equivalent shares of Caterpillar stock.  Directors can also elect to receive all or a portion of their annual retainer and stipend in shares of Caterpillar stock.

Eligible directors may also participate in a Charitable Award Program.  Under the program, a donation of up to $1 million will be made by the company, in the director’s name, in 10 equal annual installments, with the first installment to be made as soon as practicable after the director’s death.  Of the total donation, half will be donated to the eligible tax-exempt organization(s) selected by the director, and the remainder will be directed to the Caterpillar Foundation.  The maximum amount payable is $1 million on behalf of each eligible director.  The sum is based on the director’s length of service.  The program is financed through the purchase of life insurance policies.  Directors derive no financial benefit from the program.  Premiums paid by the company for this program are included in the All Other Compensation Tables on page 50 for non-employee directors and on page 41 for Mr. Owens.

Director Compensation for 2007
Director	Fees Earned or Paid in Cash	Option Awards (1)	All Other Compensation (2)	Total
W. Frank Blount	$97,500	$120,947	$9,472	$227,919
John R. Brazil	$99,996	$127,057	$24,776	$251,829
Daniel M. Dickinson	$90,000	$33,596	$4,390	$127,986
John T. Dillon	$99,996	$151,117	$5,949	$257,062
Eugene V. Fife	$115,008	$87,233	$34,902	$237,143
Gail D. Fosler	$90,000	$87,233	$—	$177,233
Juan Gallardo	$90,000	$197,335	$30,760	$318,095
David R. Goode	$100,008	$120,947	$55,098	$276,053
Peter A. Magowan	$90,000	$120,947	$25,527	$236,474
William A. Osborn	$100,008	$87,233	$26,088	$213,329
Charles D. Powell	$96,000	$87,233	$35,966	$219,199
Edward B. Rust, Jr.	$90,000	$87,233	$38,028	$215,261
Joshua I. Smith	$90,000	$120,947	$10,143	$221,090

1
Each non-employee director was awarded 5,833 stock settled SARs on March 2, 2007.  The grant date fair market value for each SAR was $20.7349.  The amounts shown do not reflect realized compensation by the named director.  The amounts shown is the expense recognized for financial reporting purposes in accordance with FAS123R.  Assumptions made in the calculation of these amounts are included in Note 2 to the company’s financial statements for the fiscal year ended December 31, 2007 included in Form 10-K filed with the SEC on February 22, 2008.  As of December 31, 2007, the number of shares of stock / vested and non-vested options held by each non-employee director was:  Mr. Blount: 12,430/ 76,833;  Mr. Brazil: 8,803/ 44,833;  Mr. Dickinson: 783/ 5,833;  Mr. Dillon: 18,189/ 68,833;  Mr. Fife: 22,000/ 36,833;  Ms. Fosler: 4,515/ 32,833;  Mr. Gallardo: 204,110/ 76,833;  Mr. Goode: 38,675/ 76,833;  Mr. Magowan: 266,943/ 76,833;  Mr. Osborn: 16,631/ 44,833;  Mr. Powell: 5,010/ 52,833;  Mr. Rust: 4,933/ 36,833; and Mr. Smith: 16,205/ 39,833.  In addition, Mr. Owens, the only employee director serving on the board held the following number of shares of stock / vested and non-vested options at December 31, 2007:  307,089 / 2,156,436.

2	All Other Compensation represents reinvested earning for assets held in DDCP and premium plus administrative costs associated with the Directors’ Charitable Award Program.

2007 All Other Director Compensation Table
	Earnings on the Director’s Deferred Compensation Plan (1)	Director’s Charitable Award Program - Insurance Premiums and Administrative Costs (2)	Total
W. Frank Blount	$7,972	$1,500	$9,472
John R. Brazil	$3,297	$21,479	$24,776
Daniel M. Dickinson	$890	$3,500	$4,390
John T. Dillon	$4,449	$1,500	$5,949
Eugene V. Fife	$—	$34,902	$34,902
Gail D. Fosler	$—	$—	$—
Juan T. Gallardo	$5,736	$25,024	$30,760
David R. Goode	$53,598	$1,500	$55,098
Peter A. Magowan	$24,027	$1,500	$25,527
William A. Osborn	$1,065	$25,023	$26,088
Charles D. Powell	$1,065	$34,901	$35,966
Edward B. Rust, Jr.	$8,016	$30,012	$38,028
Joshua I. Smith	$8,643	$1,500	$10,143

1	Represents dividends on equivalent shares held in DDCP.
2
The amounts listed represent the named directors’ year 2007 insurance premium and administrative fee.  For those directors whose policy premiums are fully paid up, the amount shown represents only the administrative fee of $1,500.  Mr. Dickinson’s administrative fee included an initial account set-up cost.

Compensation Committee Report

The Compensation Committee (committee) has reviewed and discussed the CD&A included in this proxy statement with management.  The committee is satisfied that the CD&A fairly and completely represents the philosophy, intent, and actions of the committee with regard to executive compensation.  We recommend to the board that the CD&A be included in this proxy statement for filing with the SEC.

By the current members of the Compensation Committee consisting of:
William A. Osborn (Chairman)
Daniel M. Dickinson
Edward B. Rust, Jr.

Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance
Based upon a review of our records, all reports required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 were filed on a timely basis, except for the following transactions.  These transactions occurred prior to 2007 and were inadvertently not reported.  The transactions were indentified in 2007 as a result of account reconciliations.

▪	One Form 4 was filed with the SEC on July 30, 2007 reporting 1,000 shares that were gifted in a single transaction by Mr. Levenick in 2006.

▪
One Form 4 was filed with the SEC on August 14, 2007 reporting 120 shares that were received by Mr. Magowan in a single transition in 2003 and a corresponding 120 shares issued as a result of the company’s July 2005 two-for-one stock split.

Matters Raised at the Meeting not Included in this Statement
We do not know of any matters to be acted upon at the meeting other than those discussed in this statement.  If any other matter is properly presented, proxy holders will vote on the matter in their discretion.

Under Caterpillar bylaws, a stockholder may bring a matter to vote at the annual meeting by giving adequate notice to Caterpillar Inc. by mail c/o the Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629.  To qualify as adequate, the notice must contain information specified in our bylaws and be received by us not less than 45 days nor more than 90 days prior to the annual meeting.  However, if less than 60 days notice of the annual meeting date is given to stockholders, notice of a matter to be brought before the annual meeting may be provided to us up to the 15th day following the date notice of the annual meeting was provided.

Admission & Ticket Request Procedure

Admission
Admission is limited to stockholders of record on April 14, 2008 and one immediate family member guest, or one individual designated as a stockholder’s authorized proxy holder or one representative designated in writing to present a stockholder proposal.  In each case, the individual must have an admission ticket and valid government issued photo identification to be admitted to the meeting.  In addition, share ownership will be verified.

Ticket Request Deadline
Ticket requests must include all information specified in the applicable table below and be submitted in writing and received by Caterpillar on or before May 15, 2008.  No requests will be processed after that date.

To Submit Request
Submit ticket requests by mail to James B. Buda, Corporate Secretary, 100 NE Adams Street, Peoria, Illinois 61629 or by facsimile to (309) 675-6620.  Ticket requests by telephone will not be accepted.

Authorized Proxy Representative
A stockholder may appoint a representative to attend the meeting and/or vote on his/her behalf.  The admission ticket must be requested by the stockholder but will be issued in the name of the authorized representative.  Individuals holding admission tickets that are not issued in their name will not be admitted to the meeting.  Stockholder information specified below and a written proxy authorization must accompany the ticket request.

Proponent of Stockholder Proposal
For each stockholder proposals included in this proxy statement, the stockholder sponsor should notify the company in writing of the individual authorized to present the proposal on behalf of the stockholder at the annual meeting.  One admission ticket will be issued for the designated representative.

Press
Members of the press must register with the company prior to the annual meeting.  To register, please contact Jim Dugan by phone (309) 494-4100 or e-mail (Dugan_Jim@cat.com).

Analysts
Analysts must register with the company prior to the annual meeting.  To register, please contact Mike DeWalt by phone (309) 675-4549 or e-mail (CATir@CAT.com).

Registered Stockholders	Beneficial Holders
For ownership verification provide:	For ownership verification provide:
➢Name(s) of stockholder ➢Address ➢Phone number ➢Social security number and/or stockholder account key; or ➢A copy of your proxy card or notice showing stockholder name and address
➢A copy of your April brokerage account statement showing Caterpillar stock ownership as of the record date (4/14/08);
➢A letter from your broker, bank or other nominee verifying your record date (4/14/08) ownership; or
➢A copy of your brokerage account voting instruction card showing stockholder name and address

Also include:	Also include:
➢Name of immediate family member guest, if other than stockholder ➢Name of authorized proxy representative, if one appointed ➢Address where tickets should be mailed and phone number	➢Name of immediate family member guest if other than stockholder ➢Name of authorized proxy representative, if one appointed ➢Address where tickets should be mailed and phone number

Important Notice Regarding the Availability of
Proxy Materials for the Caterpillar Inc.
Annual Meeting of Stockholders to Be Held on June 11, 2008

Under new U.S. Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the Caterpillar Inc. 2008 Annual Meeting of Stockholders, including the proxy statement, 2007 annual report and 2007 sustainability reports are available on the Internet. Follow the instructions below to view the proxy materials and vote online or request paper or e-mail copies. Information about the annual meeting, including the items to be voted on, is provided on the reverse side of this notice.

THIS IS NOT A PROXY CARD. If you wish to cast your vote on a traditional proxy card, you must request that a paper copy of the proxy materials be mailed to you by following the instructions at the bottom of this page.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

[Control Number]

To view the proxy materials, please have this notice available and visit: www.eproxyaccess.com/cat

Please have this notice available when you access the voting website. Follow the instructions on the screen to log into the website to vote. Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned a proxy card.

If you want to receive a paper or e-mail copy of the proxy materials, you must request one by following the instructions below:

▪	Internet – Access the Internet and go to www.eproxyaccess.com/cat.

▪	Telephone – Call us free of charge at 1-866-580-7648 from within the United States or Canada.

▪
E-mail – Send us an e-mail at cat@eproxyaccess.com, using the number in the box above as the subject line, and state whether you wish to receive a paper or e-mail copy of the proxy materials and whether your request is for this meeting only or all future meetings.

There is no charge to you for requesting a copy. Please make your request for a copy as instructed above on or before June 1, 2008 to facilitate timely delivery.

Caterpillar Inc.
Notice of Annual Meeting of Stockholders

The annual meeting of stockholders of Caterpillar Inc. will be held on Wednesday, June 11, 2008 at 1:30 p.m., Central Daylight Time, at the Northern Trust Building, 50 South LaSalle Street, Chicago, Illinois.

The matters intended to be acted upon at the meeting are listed below:

1.    Election of directors: W. Frank Blount, John R. Brazil, Eugene V. Fife, Gail D. Fosler, Peter A. Magowan.

2.    Proposal to ratify the appointment of the independent registered public accounting firm for the 2008 fiscal year.

3.    Stockholder Proposal - Annual Election of Directors.

4.    Stockholder Proposal - Director Election Majority Vote Standard.

5.    Stockholder Proposal - Foreign Military Sales.

6.    To consider such other business as may properly come before the meeting.

The Board of Directors recommends that you vote FOR the election of each of the nominees for director and FOR the ratification of the appointment of the independent registered public accounting firm for the 2008 fiscal year, and AGAINST the three stockholder proposals.

THIS IS NOT A PROXY CARD. If you wish to cast your vote on a traditional proxy card, you must request that a paper copy of the proxy materials be mailed to you by following the instructions on the reverse side of this notice.

These items of business are more fully described in the proxy materials relating to the annual meeting. Follow the instructions on the reverse side of this notice to view the proxy materials and vote via the Internet or to request a paper or e-mail copy of the proxy materials. Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

You are entitled to vote at the annual meeting only if you were a stockholder of Caterpillar Inc. as of the close of business on April 14, 2008, which is the record date for the annual meeting.

If you are a stockholder as of the record date, you are invited to attend the annual meeting and you may vote in person.

You must have an admission ticket to attend. Procedures for requesting the admission ticket are included in the proxy statement. Directions to attend the meeting will be provided along with any issued admission tickets.

PROXY AND VOTING INSTRUCTION

ANNUAL MEETING OF STOCKHOLDERS—JUNE 11, 2008

This proxy is solicited on behalf of the Board of Directors

At the Annual Meeting of Stockholders of Caterpillar Inc. (the Company) on June 11, 2008, or at any adjournments thereof, the undersigned hereby (i) appoints C.C. SPEARS and J.J. FUNK, and each of them, proxies with power of substitution to vote the common stock of the undersigned and/or (ii) directs THE NORTHERN TRUST COMPANY or CIBC MELLON TRUST COMPANY, as Trustee, to appoint C.C. SPEARS and J.J. FUNK, and each of them, proxies with power of substitution to vote all shares of the Company's stock credited to the accounts of the undersigned under any Caterpillar Inc. or subsidiary employee benefit plan at the close of business on April 14, 2008, as directed hereon on the following matters, and, in their discretion, on any other matters that may come before the meeting. To the extent that the trustees have not received the directions from the undersigned by 8:00 a.m. Eastern Time, on June 9, 2008, the trustees will act in accordance with the employee benefit plan documents.

You are encouraged to specify your choices by marking the appropriate boxes. However, if you wish to vote in accordance with the Board of Directors' recommendations, simply sign and return this card.

SEE REVERSE SIDE

^ TO VOTE BY MAIL, PLEASE DETACH HERE ^

PLEASE VOTE TODAY!

SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE.

ELECTRONIC DELIVERY OF PROXY MATERIALS

Sign up to receive next year's annual report and proxy materials via the Internet. To sign up for this optional service, visit https://www.proxyvotenow.com/cat. Please note you must type an "s" after "http".

☒	Please mark your vote as in this example

This Proxy, when properly executed, will be voted in the manner you have directed. If you return a signed proxy with no direction given, it will be voted in accordance with the Board of Directors' recommendations.

Directors recommend a vote "FOR"
1.	Election of Class I - Directors
	nominated for election this year	FOR	WITHHOLD
		☐	☐
Nominees: 01. W. Frank Blount 02. John R. Brazil 03. Eugene V. Fife 04. Gail D. Fosler 05. Peter A. Magowan
For, except vote withheld from the following nominee(s):

		FOR	AGAINST	ABSTAIN
2.	Ratify Auditors	☐	☐	☐

Directors recommend a vote "AGAINST"
		FOR	AGAINST	ABSTAIN
3.	Stockholder Proposal—Annual Election of Directors	☐	☐	☐
4.	Stockholder Proposal—Director Election Majority Vote Standard	☐	☐	☐
5.	Stockholder Proposal—Foreign Military Sales	☐	☐	☐

SIGNATURE	DATE	, 2008
SIGNATURE	DATE	, 2008

NOTE: Please sign exactly as name appears hereon. If more than one owner, each must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

^ TO VOTE BY MAIL, PLEASE DETACH HERE ^

YOUR VOTE IS IMPORTANT.

Please take a moment now to vote your shares of Caterpillar Inc.
common stock for the upcoming Annual Meeting of Stockholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1.  Vote by Telephone—Please call toll-free at 1-888-216-1363 on a touch-tone telephone and follow the simple recorded instructions. Then, if you wish to vote as recommended by the Board of Directors, simply press 1. If you do not wish to vote as the Board recommends, you need only respond to a few simple prompts. Your vote will be confirmed and cast as you directed. (Telephone voting is available for residents of the U.S. and Canada only.)

OR
2.  Vote by Internet—Please access https://www.proxyvotenow.com/cat and follow the simple instructions on the screen. Please note you must type an "s" after "http".

     You may vote by telephone or Internet 24 hours a day, 7 days a week.  Your telephone or Internet vote authorizes the named proxies in the same manner as if you had executed a proxy card.

OR
3.  Vote by Mail—If you do not have access to a touch-tone telephone or to the Internet, please complete, sign, date and return the proxy card in the envelope provided to: Caterpillar Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5156, New York, NY 10150-5156.